Exhibit 4

EXECUTION COPY

AMENDED AND RESTATED
CREDIT AGREEMENT

dated as of

July 26, 2011

among

QUAD/GRAPHICS, INC.,
as the Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A. and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

PNC BANK, NATIONAL ASSOCIATION and SUNTRUST BANK,
as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
U.S. BANK NATIONAL ASSOCIATION,
PNC CAPITAL MARKETS LLC
and
 SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

TABLE OF CONTENTS
(Continued)

SCHEDULES:

Schedule 1.01(a) — Senior Secured Note Collateral
Schedule 1.01(b) — Existing Leveraged Leases; Existing Leveraged Lease Collateral
Schedule 1.01(c) — Departing Lender Schedule
Schedule 1.01(d) — Mandatory Cost
Schedule 1.01(e) — Transcontinental Transaction Retained Assets
Schedule 2.01 — Commitments
Schedule 2.06 — Existing LCs
Schedule 3.01 — Subsidiaries
Schedule 3.03 — Governmental Consents
Schedule 3.05 — Properties; Lease Disputes
Schedule 3.06(a) — Litigation
Schedule 3.06(b) — Environmental
Schedule 3.10(a) — US Benefits
Schedule 3.10(b) — ERISA Event
Schedule 3.15 — Insurance
Schedule 6.01(b) — Existing Indebtedness
Schedule 6.02 — Liens
Schedule 6.04 — Investments
Schedule 6.08 — Restrictive Agreements

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Opinion of Loan Parties’ Counsel (Foley & Lardner LLP)
Exhibit C — Form of Increasing Lender Supplement
Exhibit D — Form of Augmenting Lender Supplement
Exhibit E — List of Closing Documents
Exhibit F — Form of Compliance Certificate
Exhibit G — Auction Procedures
Exhibit H — Form(s) of Note(s)
Exhibit I —Senior Secured Note Agreement Provisions

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 26, 2011 among QUAD/GRAPHICS, INC. as the Borrower, the LENDERS from time to time party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower, certain of the Lenders and the Administrative Agent are parties to the below-defined Existing Credit Agreement.  The parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan (including Swingline Loans) denominated in U.S. Dollars, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate; provided, that with respect to Swingline Loans, such interest rate shall be the one-month Adjusted LIBO Rate, or, if such rate is then unavailable, the Alternate Base Rate or such other interest rate as mutually agreed upon by the Borrower and the Swingline Lender.

“Acquisition” means an acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise) or series of related acquisitions by any Loan Party or any Restricted Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all of the Equity Interests in, a Person or division or line of business of a Person.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) U.S. Dollars, (ii) Canadian Dollars, (iii) euro, (iv) Pounds Sterling, (v) Japanese Yen, and (vi) any other Foreign Currency agreed to by the Borrower, the Administrative Agent and each of the Revolving Lenders; provided, however, that Letters of Credit shall only be denominated in U.S. Dollars, Canadian Dollars and euro.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is U.S. $1,500,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate of the Credit Exposures of all of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annual Asset Sale Limitation” has the meaning assigned to such term in Section 6.03(a)(v)(F).

“Applicable Margin” means, for any day:

(i) with respect to any Eurocurrency Term B Loan, 3.00% per annum, and any ABR Term B Loan, 2.00% per annum; and

(ii) with respect to any Eurocurrency Revolving Loan, Eurocurrency Term A Loan, ABR Revolving Loan, ABR Term A Loan, and the Commitment Fee, the applicable rate per annum set forth below, based on the Total Leverage Ratio applicable on such date:

	Total Leverage Ratio:	Eurocurrency Margin for Revolving Loans and Term A Loans	ABR Margin for Revolving Loans and Term A Loans	Commitment Fee Rate
Level 1	Less than 1.75 to 1.00	1.75%	0.75%	0.30%
Level 2	Greater than or equal to 1.75 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%	0.35%
Level 3	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%	0.40%
Level 4	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.50%	1.50%	0.40%
Level 5	Greater than or equal to 3.00 to 1.00	2.75%	1.75%	0.45%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Level 5 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Level shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Level 3 shall be deemed to be applicable until the Administrative Agent receives the Borrower’s Financials for the first complete Fiscal Quarter to occur after the Effective Date, and adjustments to the Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Applicable Percentage” means, with respect to any Lender:

(a) with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time);

(b)  with respect to the Term A Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term A Loans and the denominator of which is the aggregate outstanding amount of the Term A Loans of all Term A Loan Lenders;

(c) with respect to the Term B Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term B Loans and the denominator of which is the aggregate outstanding amount of the Term B Loans of all Term B Loan Lenders; and

(d) with respect to Credit Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Credit Exposure and the denominator of which is the Aggregate Credit Exposure;

provided, that in the case of Section 2.25 when a Defaulting Lender shall exist, such Defaulting Lender’s Revolving Commitment and Revolving Credit Exposure shall be disregarded in calculations of the Applicable Percentage.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge by a Loan Party of the Equity Interests of a Foreign Subsidiary.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Equivalent Amount” of any currency with respect to any amount of U.S. Dollars means the Equivalent Amount of such currency with respect to such amount of U.S. Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Asset Sale Allowance” means, with respect to all Prepayment Events described in clause (a) thereof that occur during the term of this Agreement, an aggregate amount equal to the U.S. Dollar Amount of U.S. $50,000,000 if the Total Leverage Ratio is greater than 3.00 to 1.00 (giving effect to the applicable transaction, event or occurrence on a Pro Forma Basis); provided, that if the Loans Parties and the Restricted Subsidiaries retained amounts in excess of the U.S. Dollar Amount of U.S. $50,000,000 when the Total Leverage Ratio was less than or equal to 3.00 to 1.00 (when no Prepayment Event is deemed to occur) for use in compliance with this Agreement, and the Total Leverage Ratio subsequently is greater than 3.00 to 1.00, no such excess amount shall be required  to be applied as a mandatory prepayment under Section 2.11.

“Asset Sale and Purchase Offset” means, with respect to any consecutive four Fiscal Quarter period (whether forward-looking or backward-looking), the netting of Net Proceeds received by the Borrower or any Restricted Subsidiary in respect of any asset sale, transfer, lease or other disposition against the purchase price paid by the Borrower or a Restricted Subsidiary for any real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower or the Restricted Subsidiaries; provided, that with respect to any asset sale, transfer, lease or other disposition or asset purchase where the consideration therefor is at least the U.S. Dollar Amount of U.S. $10,000,000 and for any directly related asset sales, transfers, leases or other dispositions or asset purchases where the consideration therefor is at least the U.S. Dollar Amount of U.S. $20,000,000, (i) assets sold, transferred, leased or otherwise disposed of by the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries in an aggregate amount not in excess of the below-defined “Netting Cap” may be netted against assets acquired by Restricted Subsidiaries that are Foreign Subsidiaries, (ii) assets sold, transferred, leased or otherwise disposed of by Restricted Subsidiaries that are Foreign Subsidiaries not in excess of the Netting Cap may be netted against assets acquired by the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries (excluding assets of Loan Parties that do not constitute Collateral), (iii) no netting limitation shall apply to sales and purchases by (a) the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries that are netted against one another or (b) Restricted Subsidiaries that are Foreign Subsidiaries that are netted against one another, and (iv) acquired  assets subject to Liens in favor of Persons other than the Administrative Agent may be netted against any asset sale, transfer, lease or other disposition, so long as the aggregate of such sales, transfers, leases and other dispositions does not exceed the Netting Cap.  For purposes hereof, “Netting Cap” means the U.S. Dollar Amount of U.S. $250,000,000, with asset sales, transfers, leases and dispositions under the foregoing clauses (i), (ii) and (iv) counting toward such U.S. $250,000,000 amount.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Auction Manager” has the meaning assigned to such term in Section 2.24(a).

“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit G hereto.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means with respect to Revolving Loans, the period from and including the Effective Date to but excluding the earlier of the Revolving Loan Maturity Date and the date of termination of the Revolving Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party or Restricted Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards and purchasing cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by any Loan Party or Restricted Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Loan Parties or Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to ERISA or the Code and in respect of which a Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Quad/Graphics, Inc., a Wisconsin corporation.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) Term A Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, and (d) Term B Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08 (without giving effect to any exceptions described in clauses (i) through (vi) of such Section 6.08).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan denominated in any Agreed Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Agreed Currency in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency may be made (and, if the Borrowings which are the subject of a borrowing, payment or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Canadian Dollars” or “C$” refers to lawful money of Canada.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Consolidated Financial Covenant Entities prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means any event which results in the legal or beneficial ownership of shares of Voting Stock (as defined below) of the Borrower granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Borrower being owned by any person or entity (or group of persons or entities) acting in concert other than any one or  more of the following acting in concert:  (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any of Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of Voting Stock of the Borrower for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership plan of the Borrower (together, the “Permitted Holders”).  Notwithstanding the foregoing, the transfer of legal or beneficial ownership of all of the shares of Voting Stock of the Borrower to a new entity shall not be a Change in Control if a majority of the Voting Stock of such new entity is owned by Permitted Holders.  In the event such a transfer occurs, the foregoing definition of “Change in Control” shall be construed with respect to the new entity that owns all of the Voting Stock of the Borrower (as opposed to the Borrower itself).  For purposes of this definition, “Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions), and “Securities” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Claimant Notes” means the unsecured 10% Senior Guaranteed Notes due July 15, 2013 issued pursuant to the Indenture (maximum commitment of U.S. $75,000,000, provided that the aggregate amount outstanding may be increased as a result of PIK interest, prepayment premiums not in excess of 5% of the principal amount of such outstandings and amounts deposited in accordance with the Indenture in order to defease and then ultimately redeem all outstanding amounts thereunder, with any overage being returned to the issuers), dated July 21, 2009, and as amended or modified, among Novink (USA) Corp., as Issuer, World Color Press, as Guarantor, and The Bank of New York Mellon, as Trustee, as amended.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term A Loans, Term B Loans, Revolving Loans or Swingline Loans.

“Co-Documentation Agent” means PNC Bank, National Association and SunTrust Bank, each its capacity as co-documentation agent hereunder.

“Co-Syndication Agent” means Bank of America, N.A. and U.S. Bank National Association, each in its capacity as co-syndication agent hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by each Loan Party and each other Person granting a Lien under the Collateral Documents, and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Dutch Share Pledge and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure Secured Obligations, including, without limitation, all other security agreements, pledge agreements, financing statements, mortgages, hypothecs, debentures, assignments and deeds of trust whether heretofore, now, or hereafter executed by the Loan Parties or the Restricted Subsidiaries and delivered to the Administrative Agent.

“Collateral Release” has the meaning assigned to such term in Section 9.02(e).

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, Term Loan A Commitment and Term Loan B Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” has the meaning assigned to such term in the definition of Applicable Margin.

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Consolidated EBITDA” means, for the Consolidated Financial Covenant Entities, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, including any writedown of goodwill, long-lived asset, or intangible asset impairment, (vi) non-cash expenses related to stock based compensation, (vii) Transaction and Restructuring Charges, (viii) amounts paid with respect to MEPP Exit Expenses, and (ix) Permitted Cash Restructuring Charges, minus, to the extent included in Consolidated Net Income, (ix) interest income, (x) income tax credits and refunds (to the extent not netted from tax expense), and (xi) extraordinary unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Consolidated Financial Covenant Entities in accordance with GAAP on a consolidated basis (except as otherwise provided in the definition of Transaction and Restructuring Charges).  For the purposes of calculating Consolidated EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), (i) if at any time during such Reference Period a Consolidated Financial Covenant Entity shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period a Consolidated Financial Covenant Entity shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis after giving effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration (including, without limitation, assumptions of Indebtedness and issuances of seller notes) by a Consolidated Financial Covenant Entity in excess of the U.S. Dollar Amount of U.S. $50,000,000; and “Material Disposition” means any sale, transfer or disposition of a subsidiary, a line of business, a division or an operating unit (with the understanding that the sale of a manufacturing plant shall not constitute a Material Disposition for purposes hereof) by a Consolidated Financial Covenant Entity to any unrelated third party that yields gross proceeds in excess of the U.S. Dollar Amount of U.S. $50,000,000 (it being understood and agreed that neither the Transcontinental Transaction nor any component transaction thereof shall constitute either a Material Acquisition or Material Disposition).  Any cash payment made with respect to any non-cash charge that is added back in computing Consolidated EBITDA for any period shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.  No non-cash gain shall be deducted from a computation of Consolidated EBITDA to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated Financial Covenant Entities” means the Borrower and the Restricted Subsidiaries, together with all Persons in which the Borrower and the Restricted Subsidiaries own no more than 50% of the voting Equity Interests thereof and which are included in the Borrower’s consolidated financials under either the equity or cost method of accounting in accordance with GAAP; provided, that no Unrestricted Subsidiary shall be included in the foregoing.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Consolidated Financial Covenant Entities calculated on a consolidated basis in accordance with GAAP for such period with respect to (a) all outstanding Indebtedness of the Consolidated Financial Covenant Entities allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest component of all Attributable Receivables Indebtedness of the Consolidated Financial Covenant Entities for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Financial Covenant Entities, determined on a consolidated basis (without duplication) in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date such Person becomes a Consolidated Financial Covenant Entity, or prior to the date it is merged into or consolidated with a Consolidated Financial Covenant Entity.  Notwithstanding anything to the contrary set forth herein, no gain received by the Borrower as a result of a repurchase of Term Loans under Section 2.24 shall be included in any determination of Consolidated Net Income.

“Consolidated Net Worth” means, at any time, the consolidated shareholders’ equity of the Borrower and the Restricted Subsidiaries (including all redeemable common stock) calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, the aggregate book value of the total assets of the Consolidated Financial Covenant Entities calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, at any date and without duplication, the aggregate principal amount of all Indebtedness of the Consolidated Financial Covenant Entities at such date, determined on a consolidated basis in accordance with GAAP plus the aggregate amount of Indebtedness of the Consolidated Financial Covenant Entities relating to the maximum drawing amount of all letters of credit outstanding and to all bankers’ acceptances plus all Indebtedness described in the foregoing of another Person guaranteed by the Consolidated Financial Covenant Entities; provided, however, that no Pension and Post-Employment Benefit Amounts shall be included in any determination hereof.  For the avoidance of doubt, Consolidated Total Indebtedness includes all Attributable Receivables Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” has the meaning assigned to such term in the Dutch Share Pledge.

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the aggregate of (a) such Lender’s Revolving Credit Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” means each “Revolving Lender” under the Existing Credit Agreement that does not have a Revolving Commitment hereunder and is identified on the Departing Lender Schedule hereto.

“Departing Lender Schedule” means Schedule 1.01(c) hereto, which schedule identifies each Departing Lender as of the Effective Date.

“Disregarded Entity” means an entity that, pursuant to Treas. Reg. § 301.7701-2(c)(2), is disregarded for U.S. federal income Tax purposes as an entity separate from its owner.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Dutch Share Pledge” means the deed of a disclosed pledge over shares in the capital of Q/g Holland B.V., dated as of September 3, 2010, by and among the Borrower, the Administrative Agent and Q/g Holland B.V.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, statutes, rules, regulations, codes, by-laws, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, and any principle of common law, in each case relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Loan Party or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d)

the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, except as set forth on Schedule 3.10(b), (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Pension Plan to satisfy the “minimum funding standard”, as defined in Section 412(a) of the Code or Section 302(a) of ERISA for a plan year, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of a Loan Party or any of its ERISA Affiliates from any Pension Plan or Multiemployer Plan; or (g) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon a Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Revolving Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency.   In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or any capital tax imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (c) any taxes imposed on a Foreign Lender or the Administrative Agent as a result of such Lender’s or the Administrative Agent’s (in the event the Lender acting as Administrative Agent is a Foreign Lender) failure to satisfy the reporting requirements under FATCA, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” means the Credit Agreement, dated as of April 23, 2010, by and among the Borrower, the “Canadian Borrower” under and as defined therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, as amended or modified prior to the date hereof.

“Existing Leveraged Lease Collateral” means those assets of the Borrower and its Subsidiaries identified on Schedule 1.01(b).

“Existing Leveraged Leases” means the leveraged leases identified in Schedule 1.01(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof; provided, however, that “FATCA” shall also include any amendments to Sections 1471 through 1474 of the Code that are substantively comparable, but only if the requirements in such amended version for avoiding the withholding are not materially more onerous than the requirements of the current version.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other Loan Party, as applicable.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries, together with all other Consolidated Financial Covenant Entities as calculated in accordance with GAAP, as required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower or any other Loan Party or their respective Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fiscal Quarter” means, for the Loan Parties and their Subsidiaries, each calendar quarter occurring during a Fiscal Year (i.e. the quarters ending March 31th, June 30th, September 30th and December 31st of a Fiscal Year).

“Fiscal Year” means, for the Loan Parties and their Subsidiaries, each calendar year ending on December 31st.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means (i) a Lender that is neither a Disregarded Entity nor a U.S. Person and (ii) a Lender that is a Disregarded Entity and that is treated for U.S. Federal income Tax purposes as having its sole member a Person that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Free Cash Flow” means, for each Fiscal Year, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year (net of taxes paid or accrued during such Fiscal Year), (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in determining Consolidated Net Income for such Fiscal Year, (iii) decreases in Working Capital during such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the disposition of property permitted under this Agreement by the Borrower and the Restricted Subsidiaries (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income for such Fiscal Year minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures permitted under this Agreement (with the understanding that, for purposes of this clause (ii), (1) no deduction shall be made for the principal amount of Indebtedness directly incurred in connection with such Capital Expenditures, and (2) the Consolidated Financial Covenant Entities shall be entitled to deduct amounts paid in respect of Capital Expenditures permitted under this Agreement  that are financed with the Net Proceeds of asset sales or dispositions that are not required to be applied as prepayments under Section 2.11, or that already have been applied as prepayments under Section 2.11), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such Fiscal Year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such Fiscal Year, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt of the Borrower and the Restricted Subsidiaries during such Fiscal Year that are permitted under this Agreement (including certain bankruptcy-related obligations of World Color Press in an aggregate amount not to exceed the U.S. Dollar Amount of U.S. $25,000,000 in the aggregate, the Term Loans, the Senior Secured Notes, the Existing Leveraged Leases and the Polish Subsidiary Credit Facility, but excluding payments in respect of any revolving credit facility to the extent there is not a corresponding and equivalent permanent reduction in revolving loan commitments thereunder), (v) increases in Working Capital for such Fiscal Year, (vi) the aggregate amount of cash payments made during such Fiscal Year on account of obligations in respect of pensions and other post-employment benefits in excess of amounts expensed for such obligations during such Fiscal Year, and (vii) the aggregate net amount of non-cash gains on dispositions of property permitted under this Agreement by the Borrower and the Restricted Subsidiaries (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income. Notwithstanding the foregoing or anything to the contrary set forth herein, (w) neither the return of any deposit nor any other payment or consideration paid to the Borrower or any Subsidiary thereof pursuant to the Transcontinental Agreement shall be included in a computation of Free Cash Flow, (x) no portion of any excess cash collateral for the Claimant Notes returned to the Borrower or any

Subsidiary thereof following repayment in full of the Claimant Notes shall be included in a computation of Free Cash Flow, (y) no portion of Consolidated Net Income corresponding with a Consolidated Financial Covenant Entity that is not a Loan Party or a Restricted Subsidiary shall be included in a computation of Free Cash Flow, other than any amount thereof that is distributed by such non-Loan Party or non-Subsidiary thereof to a Loan Party or Restricted Subsidiary, which distributed amount shall be included in a computation of Free Cash Flow and (z) Net Proceeds resulting from a Prepayment Event described in clause (a) or (b) of the definition thereof shall not constitute Free Cash Flow for purposes hereof, and any prepayment of the Secured Obligations with such Net Proceeds shall be governed by Section 2.11(b).

“Free Cash Flow Percentage” means: (i) 0% at any time the Total Leverage Ratio is less than or equal to 3.00 to 1.00 and (ii) 50% at any time the Total Leverage Ratio exceeds 3.00 to 1.00, in each case as the Total Leverage Ratio will be tested as and when required in connection with a Free Cash Flow Prepayment Date.

“Free Cash Flow Prepayment Date” means the earlier to occur of the date on which the Borrower is required to deliver to the Administrative Agent the annual audited financials required by Section 5.01(a) for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2012) and the date on which such annual audited financials are actually delivered for such Fiscal Year.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commission, board, office or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central  Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business; provided, however, that notwithstanding the foregoing, obligations in respect of performance bonds and commercial letters of credit shall not constitute obligations subject hereto

(whether as direct obligations or Guarantees thereof)  until such time as the aggregate obligations thereunder (whether or not drawn) exceed the U.S. Dollar Amount of U.S. $25,000,000.

“Hazardous Materials” means all contaminants, vibrations, sound, odor, explosive or radioactive substances or wastes and hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Used Equipment” means items of equipment or fixtures owned by a Loan Party as of July 3, 2010 (after giving effect to the World Color Press Acquisition) that were at some point used in the ordinary course in the day-to-day operations of such Loan Party, including, without limitation, underutilized equipment and equipment located at Plants Designated for Sale or Closure.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure, respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower, the other Loan Parties and the Restricted Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by a Loan Party or a Restricted Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“IEDB Transfers” means transfers of title to equipment or real property of the Borrower or one or more Restricted Subsidiaries to state or local industrial or economic development boards or corporations (or similar Governmental Authorities) in connection with tax restructurings by the Borrower or any Restricted Subsidiary; provided, that (x) the Borrower or the applicable Restricted Subsidiary shall retain the full use, benefit and enjoyment of such equipment or real estate, (y) the Administrative Agent shall maintain a Lien upon such equipment or real property with the priority required by the Collateral Documents, to the extent such equipment or real property constitutes (or is required to constitute) Collateral, and (z) such transfer shall not limit, inhibit, or impair the Administrative Agent’s rights or remedies in respect of such equipment or real estate.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (1) current accounts payable incurred in the ordinary course of business, (2) obligations to officers, directors and employees evidencing deferred compensation, and (3) guaranteed salary continuation amounts resulting from and which are payable upon the death of an officer, director or employee), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Off-Balance Sheet Liabilities of such Person and all Attributable Receivables Indebtedness of such Person, (i) all Capital Lease Obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) the aggregate amount of all net Swap Obligations of such Person (with net amount being the termination value thereof), (m) earn-out payments to the extent fully and finally determined, and (n) obligations of such Person under Sale and Leaseback Transactions; provided, however, that obligations in respect of performance bonds and commercial letters of credit shall not constitute Indebtedness until such time as the aggregate obligations thereunder (whether or not drawn) exceed the U.S. Dollar Amount of U.S. $25,000,000.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude Pension and other Post-Employment Benefit Amounts and MEPP Exit Expenses.

“Indemnified Taxes” means Taxes that are imposed on or with respect to any payment made by the Borrower hereunder other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2011 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) cash Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each Fiscal Quarter and the Revolving Loan Maturity Date, the

Term A Loan Maturity Date or the Term B Loan Maturity Date, as applicable, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Loan Maturity Date, the Term A Loan Maturity Date or the Term B Loan Maturity Date, as applicable, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Loan Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven days or one, two, three or six months (or twelve months, if consented to by each Lender subject to such Borrowing) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) other than in the case of an Interest Period of seven days, any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Lender” means a Revolving Lender that is not a Non-Investment Grade Lender.

“Issuing Bank” means (i) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, (ii) each other Lender specified on Schedule 2.06 as an issuer of an Existing Letter of Credit, in its capacity as an issuer of Letters of Credit hereunder, and (iii) each other Lender that agrees to act as an Issuing Bank hereunder and that is approved by the Borrower and the Administrative Agent, in each case together with its successors in such capacity as provided in Section 2.06(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all Letters of Credit outstanding at such time plus (b) the aggregate U.S.

Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.  For the avoidance of doubt, the term “Lenders” excludes any Departing Lenders.

“Letter of Credit” means a letter of credit issued pursuant to Section 2.06 hereof.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of U.S. Dollars, Reuters Screen LIBOR01 and, in the case of any Foreign Currency, the appropriate page of such Service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of U.S. $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.  Notwithstanding the foregoing, the LIBO Rate shall in no event be less than 1.00% per annum for any Term B Loan.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, but excluding the interest of a lessor under an operating lease or a lease which is or would have been an operating lease on the date of this Agreement, but is subsequently required to be included on a balance sheet as a result of a change in GAAP, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Party Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Loan Party Guarantors.

“Loan Party Guarantor” means, with respect to all of the Secured Obligations, each Material Domestic Subsidiary that is a Restricted Subsidiary and that is required to become a party to the Loan Party Guaranty or that is designated as a Loan Party Guarantor under the Loan Party Guaranty by the Borrower (including pursuant to a joinder or supplement thereto); provided, that no Receivables Entity shall be required to be a Loan Party Guarantor so long as it remains party to a Permitted Receivables Facility.  The Loan Party Guarantors as of the Effective Date are identified as such in Schedule 3.01 hereto.

“Loan Party Guaranty” means that certain Amended and Restated Loan Party Guaranty dated as of the date hereof and executed by each Loan Party in favor of the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including, without limitation, the Revolving Loans and the Term Loans).

“Local Time” means (i) Chicago, IL time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) local time at the place of the relevant Loan or Borrowing (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan or Borrowing which is denominated in a Foreign Currency.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Mandatory Cost” is described in Schedule 1.01(d).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations, property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents as and when such obligations are required to be performed thereunder, or (c) the validity or enforceability of any Loan Document or the rights or remedies of the Administrative Agent or the Lenders under such Loan Document or the perfection or priority of any material Lien granted by a Loan Party in favor of the Administrative Agent or any Holder of Secured Obligations.

“Material Domestic Subsidiary” means each Domestic Subsidiary (a) that is a Restricted Subsidiary and (b)(i) which, as of the most recent Fiscal Quarter of the Borrower, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of that portion of Consolidated EBITDA or Consolidated Total Assets of all Domestic Subsidiaries that are Restricted Subsidiaries but are not Material Domestic Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such Fiscal Quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent, provided that the Administrative Agent will consult with the Borrower as part of such process) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to cause that portion of Consolidated EBITDA or Consolidated Total Assets held by Domestic Subsidiaries that are Restricted Subsidiaries but are not Material Domestic Subsidiaries to equal or be less than ten percent (10%) of Consolidated EBITDA or Consolidated Total Assets, as applicable, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries on and after the date of such designation; provided, further, if a Subsidiary which does not meet the aforementioned 5% requirement is designated by the Borrower as a Material Domestic Subsidiary, becomes a Loan Party Guarantor, and delivers all applicable Collateral Documents in accordance with Section 5.09, then such Subsidiary shall be deemed to be a Material Domestic Subsidiary for purposes hereof, and shall not be counted toward the 10% non-Material Domestic Subsidiary basket described above.

“Material Foreign Subsidiary” means each Foreign Subsidiary that is a Restricted Subsidiary (i) which, as of the most recent Fiscal Quarter of the Borrower, for the period of four consecutive Fiscal Quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of that portion of Consolidated EBITDA or Consolidated Total Assets of all Foreign Subsidiaries that are Restricted Subsidiaries but not Material Foreign Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such Fiscal Quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent, provided that the Administrative Agent will consult with the Borrower as part of such process) shall designate sufficient Foreign Subsidiaries that are Restricted Subsidiaries as “Material Foreign Subsidiaries” to cause that portion of Consolidated EBITDA or Consolidated Total Assets held by Foreign Subsidiaries that are Restricted Subsidiaries but not Material Foreign Subsidiaries to equal or be less than ten percent (10%) of Consolidated EBITDA or Consolidated Total Assets, as applicable, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries on and after the date of such designation; provided, further, if a Subsidiary which does not meet the aforementioned 5% requirement is designated by the Borrower as a Material Foreign Subsidiary, and such Subsidiary’s Equity Interests are pledged to the Applicable Agent in accordance with this Agreement (if such pledge is required at all), then such Subsidiary shall be deemed to be a Material Foreign Subsidiary for purposes hereof, and shall not be counted toward the 10% non-Material Foreign Subsidiary basket described above.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and Restricted Subsidiaries in an aggregate principal amount exceeding the U.S. Dollar Amount of U.S. $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Expansion Amount” means the excess of U.S. $250,000,000 over the aggregate outstanding principal amount of the Permitted Term Debt.

“MEPP Exit Expense” means expenses not in excess of the U.S. Dollar Amount of U.S. $100,000,000 which may be incurred by the Borrower and the Restricted Subsidiaries in connection with the termination of or withdrawal from certain Multi-Employer Plans.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, charge, deed of trust, hypothec or other agreement (if any) which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instrument” means (x) such title reports, title insurance, flood certifications, FEMA forms (where applicable), flood insurance (where applicable), opinions of counsel, surveys, appraisals, environmental reports (if any), and environmental indemnity signed by each of the Loan Parties granting a Mortgage as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent, in accordance with this Agreement and the other Loan Documents, and (y) such other items reasonably required by Administrative Agent with respect to each parcel of real property owned by any Loan Party as of the Effective Date subject to a Mortgage, including, without limitation, leasehold mortgage protection agreements; provided, however, that with respect to those real properties identified by the Borrower to the Administrative Agent on or prior to the Effective Date as those being owned or to be owned by the Loan Parties on the Effective Date, the Administrative Agent confirms it has received all environmental reports and appraisals required by it.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which a Loan Party or any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Investment Grade Lender” means any Revolving Lender whose unsecured long-term Indebtedness (without giving effect to any third-party credit enhancement) is rated BB+ or lower by S&P or Ba1 or lower by Moody’s, or who does not have an unsecured long-term Indebtedness (without giving effect to any third-party credit enhancement) rating from both S&P and Moody’s.

“Nonqualified Deferred Compensation Plan” means an unfunded plan, arrangement, program or agreement maintained primarily for the purpose of providing deferred compensation, including supplemental and excess benefits, for a select group of management or highly compensated employees within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulations Section 2520.104-23.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Loan Parties and the Restricted Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, in their respective capacities as Lenders, Administrative Agent, Issuing Banks or other indemnified parties, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction to which such Person is a party which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“OID” has the meaning assigned to such term in Section 2.20.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may reasonably elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parallel Debt” has the meaning assigned to such term in the Dutch Share Pledge.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension and Post-Employment Benefit Amounts” means liabilities for pensions and other post-employment benefits which are or would be properly reflected on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Pension Plan” means any Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any Acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise but excluding in any event a Hostile Acquisition) if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as a Loan Party or Restricted

Subsidiary or business reasonably related or complementary thereto, (c) all actions required to be taken with respect to any acquired or newly formed Restricted Subsidiary under Section 5.09 shall have been taken, (d) the Loan Parties and the Restricted Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such Acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.11 recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds the U.S. Dollar Amount of U.S. $150,000,000 (including, without limitation, fully and finally determined deferred purchase price amounts, fully and finally determined earn-out payments, assumptions of Indebtedness, and issuances of seller notes), the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent, (e) in the case of a merger, amalgamation or consolidation involving a Loan Party or a Restricted Subsidiary, a Loan Party or a Restricted Subsidiary, as applicable, is the surviving entity or successor entity of such merger, amalgamation and/or consolidation, and (f) if the Total Leverage Ratio is or will be greater than 3.00 to 1.00 at the time of, or after giving effect on a Pro Forma Basis to, any acquisition, the aggregate consideration paid in respect of such acquisition (including, without limitation, fully and finally determined deferred purchase price amounts, fully and finally determined earn-out payments, assumptions of Indebtedness, and issuances of seller notes) shall not exceed the U.S. Dollar Amount of U.S. $150,000,000 (with the understanding that such U.S. $150,000,000 limitation shall not apply when the Total Leverage Ratio is or will be less than or equal to 3.00 to 1.00 at the time of, or after giving effect on a Pro Forma Basis, to the applicable acquisition).

“Permitted Acquisition Debt” means Indebtedness corresponding with assets or a Restricted Subsidiary acquired pursuant to a Permitted Acquisition; provided, that the following restrictions and limitations shall govern such Indebtedness:

(i) such Indebtedness is not incurred in contemplation of the applicable Permitted Acquisition;

(ii) the aggregate principal amount thereof, when taken together with all other consideration paid in respect of such Permitted Acquisition, does not exceed any limit on Permitted Acquisition consideration;

(iii) the Borrower is in compliance, on a Pro Forma Basis, with Section 6.11 after any incurrence of such Indebtedness (or any increase in the aggregate principal amount thereof or extension of the stated maturity date therefor permitted under clause (iv) below) and no Default is then outstanding or would result therefrom;

(iv) the aggregate principal amount thereof shall not be increased and the stated maturity date therefor shall not be extended beyond the date in effect at the time the applicable Permitted Acquisition is consummated, and such Indebtedness shall not otherwise be refinanced, renewed or replaced with Indebtedness of a similar type; provided, that the foregoing shall not apply (x) if a Foreign Subsidiary is the primary obligor for such Indebtedness, (y) if such Indebtedness is unsecured or only secured by real property that does not constitute (and is not required to constitute) Collateral, or (z) with respect to up to the U.S. Dollar Amount of U.S. $50,000,000 in the aggregate of Permitted Acquisition Debt owing by the Borrower and/or any Domestic Subsidiary that is a Restricted Subsidiary and that is secured by assets other than real estate, so long as, with respect to the Permitted Acquisition Debt subject to this clause (z), the aggregate principal amount thereof does not increase beyond such U.S. $50,000,000 limitation, no assets shall secure such Permitted Acquisition Debt other than those securing such Indebtedness at the time the corresponding Permitted Acquisition is consummated, and no Person guarantees such Indebtedness other than the Borrower, and then only on an unsecured basis and if the Total Leverage Ratio is less than 3.00 to 1.00 on a Pro Forma Basis after giving effect to the Permitted Acquisition corresponding therewith and the entry into such guaranty by the Borrower;

(v) if a Foreign Subsidiary that is a Restricted Subsidiary is the primary obligor for such Indebtedness, such Indebtedness is permitted under (and counts toward the limitation set forth in) Section 6.01(l); and

(vi) if a Foreign Subsidiary is the primary obligor for such Indebtedness, no Domestic Subsidiary that is a Restricted Subsidiary shall guaranty such Indebtedness, neither the Borrower nor any Domestic Subsidiary that is a Restricted Subsidiary shall grant any Lien to secure such Indebtedness, a Foreign Subsidiary that is a Restricted Subsidiary shall be entitled to grant a  Lien to secure such Indebtedness only if such Lien is otherwise permitted under Section 6.02, and the Borrower may only guaranty such Indebtedness, on an unsecured basis, if the Total Leverage Ratio is less than 3.00 to 1.00 on a Pro Forma Basis after giving effect to the Permitted Acquisition corresponding therewith and the entry into such guaranty.

“Permitted Cash Restructuring Charges” means an aggregate amount for any Fiscal Year in respect of cash restructuring charges not in excess of U.S. $100,000,000; provided, that amounts in excess of U.S. $25,000,000 for any Fiscal Year shall be limited to (i) plant closures, (ii) employee severance payments, (iii) equipment relocation and (iv) lease and contract termination costs; provided, further, that all calculations of savings from synergies resulting under or in connection with the foregoing clauses (i) through (iv) shall be required to be approved by the Administrative Agent prior to the inclusion thereof.

“Permitted Corporate Restructuring Transactions” means transactions entered into to facilitate corporate restructurings otherwise permitted by this Agreement or lawful tax planning (and in any event unrelated to an insolvency, bankruptcy, workout or similar event), which transactions are comprised of loans, capital contributions, or other transfers (in each case consisting exclusively of book entries, cash (by wire or otherwise) or intercompany obligations and not any other type of asset) (a) by Loan Parties to non-Loan Party Subsidiaries that are Restricted Subsidiaries, (b) by non-Loan Party Subsidiaries that are Restricted Subsidiaries to Loan Parties, (c) by Loan Parties or Restricted Subsidiaries to Unrestricted Subsidiaries or (d) by Unrestricted Subsidiaries to Loan Parties or Restricted Subsidiaries, but only if the amount of such transfers is returned to the applicable Person in the same form as made (i.e., a cash capital contribution shall be returned in cash) promptly, but in no event later than the Business Day next following the date of the initial transfer; provided, however, that (A) if any of the foregoing transactions shall involve transfers of funds from the Borrower or a Subsidiary to the Borrower or any other Subsidiary, such transfers shall be accomplished by (i) book entries on the accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or (ii) wire transfers to accounts of the Borrower or such Subsidiary maintained with the Administrative Agent or its Affiliates; (B) such transactions shall not be detrimental to the interests of the Lenders and  shall occur at a time when no Default shall have occurred and be continuing; and (C) the Borrower has given the Administrative Agent at least 10 days (or such lesser number of days as the Administrative Agent may agree) prior written notice of its intent to engage in or cause such transactions, accompanied by a reasonably detailed description of same.

“Permitted Encumbrances” means:

(a)                      Liens imposed by law for taxes, assessments and other governmental charges that are not yet due or have not been delinquent for in excess of ninety (90) days, or are being contested in compliance with Section 5.04; provided, that no more than the U.S. Dollar Amount of U.S. $50,000,000 of aggregate obligations subject to Liens under this clause (a) may be delinquent for more than 90 days and constitute Permitted Encumbrances;

(b)                     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or obligations in an aggregate amount not in excess of the U.S. Dollar Amount of U.S. $50,000,000, or which are being contested in compliance with Section 5.04;

(c)                      pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                     deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                      judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                        easements, zoning restrictions, zoning by-laws, municipal by-laws and regulations, development agreements, site plan agreements, municipal agreements, encroachment agreements, restrictive covenants and other restrictions, reservations, covenants, conditions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the applicable Loan Party or Restricted Subsidiary and notwithstanding anything to the contrary herein, with respect to leasehold interests under which a Loan Party or a Restricted Subsidiary is the tenant, mortgages, obligations, liens and other encumbrances affecting the landlord’s interest in the real property; and

(g)                     title defects, encroachments or irregularities which are of a minor nature and which in the aggregate do not materially impair the value of any real property or the use of the affected property for the purpose for which it is used by that Person;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Foreign Subsidiary Indebtedness Amount” means, with respect to any incurrence of any Indebtedness or guaranty, (a) the U.S. Dollar Amount of the greater of U.S. $500,000,000 and 10% of Consolidated Total Assets (as determined based upon the last audited financials received by the Administrative Agent pursuant to Section 5.01(a)) at any time the Total Leverage Ratio is equal to or less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and (b) an aggregate amount not to at any time exceed the U.S. Dollar Amount of U.S. $250,000,000 at any time the Total Leverage Ratio is greater than 3.00 to 1.00 (either before and after giving effect thereto on a Pro Forma Basis), provided, that (i) if any Indebtedness or guarantee was permitted because the Total Leverage Ratio was equal to or less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), but subsequent thereto, the Total Leverage Ratio exceeds 3.00 to 1.00, such Indebtedness or guarantee shall remain a permitted transaction under this definition and (ii) the availability of the U.S. $250,000,000 amount set forth in the foregoing clause (b) shall be reduced by the aggregate principal amount of all Indebtedness or guarantees incurred when the Total Leverage Ratio was equal to or less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis).

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than U.S. $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  money market funds that (i) comply with the criteria set forth in U.S. Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S. $5,000,000,000.

“Permitted Note Collateral” means (i) those assets of the Borrower and the Restricted Subsidiaries identified on Schedule 1.01(a) and (ii) additional equipment and real estate owned by the Borrower and the Restricted Subsidiaries to the extent permitted under Section 6.02(l).

“Permitted Private Placement Debt” means private placement term (and not revolving) Indebtedness incurred by the Borrower or one or more Restricted Subsidiaries, which Indebtedness shall be similar to the Senior Secured Notes and shall not be evidenced by a high yield offering, asset securitization transaction, revolving credit facility or other similar credit facility (including tranche B term loans, tranche C term loans, or similar institutional term loans); provided, that the aggregate outstanding principal balance of all such Indebtedness shall not exceed U.S. $500,000,000 at any time.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) either (i) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, or (ii) directly to third-party investors on a true-sale basis and applying securitization principles (both from a legal and an accounting perspective), in return for cash, pursuant to the Permitted Receivables Facility Documents, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and the Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and the Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Borrower and the Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (i) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Restricted Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (ii) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (iii) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Term Debt” means term, and not revolving, Indebtedness that is owing by the Borrower and (i) has a final maturity date that occurs no earlier than the Term B Loan Maturity Date and (ii) the representations, warranties, covenants and events of default set forth in the agreements, documents and instruments evidencing such Indebtedness are not more onerous or restrictive in any material respect than those set forth in the Loan Documents (with the understanding that any financial covenant, negative covenant or event of default that is more onerous or restrictive (or, with respect to events of default, is triggered more quickly or is tied to a standard that is more easily violated than one set forth in the Loan Documents) shall be automatically deemed to be material for purposes hereof); provided, that the aggregate outstanding principal balance of all such Indebtedness shall not at any time exceed an amount equal to U.S. $250,000,000 minus the aggregate amount of all increases of the Revolving Commitments and Incremental Term Loans made pursuant to Section 2.20.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plants Designated For Closure or Sale” means manufacturing plants owned, leased or subleased by Loan Parties or their Subsidiaries as of July 3, 2010 that are sold, transferred, assigned, leased, subleased, earlier terminated or otherwise disposed of to Persons that are not Affiliates, or that are closed or otherwise cease operations in order to achieve synergies and cost savings, or because such plants are underutilized or unprofitable.

“Pledge Subsidiary” means, subject to the Applicable Pledge Percentage, (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary.

“Polish Subsidiary” means Quad/Winkowski SP.ZO.O, an entity organized under the laws of Poland.

“Polish Subsidiary Credit Facility” means that certain Facilities Agreement dated December 16, 2008 by and between Quad/Winkowski SP.ZO.O, as Borrower, and Bank Polska Kasa Opieka S.A. as Lender, as it may be amended, supplemented, or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Event” means the following:

(a)                                  any sale, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset of any Loan Party or Restricted Subsidiary, other than (1) sales, transfers or dispositions described in Sections 6.03(a)(iii), (a)(iv), (a)(v)(A) through (E), and (a)(vi) through (a)(viii), (2) any sale, transfer or disposition by a Foreign Subsidiary that is a Restricted Subsidiary unless the Net Proceeds resulting therefrom are transferred (via dividend, distribution or otherwise) to a Loan Party, (3) any sale, transfer or other disposition of any Existing Leveraged Lease Collateral or Permitted Note Collateral, or other assets permitted hereunder to secure the Senior Secured Notes, the Existing Leveraged Leases or any Permitted Private Placement Debt, if the Net Proceeds resulting therefrom are required, pursuant to the terms of the Senior Secured Notes as in effect on the Effective Date, the Existing Leveraged Leases as in effect on the Effective Date, or such Permitted Private Placement Debt as in effect on the date of incurrence thereof, as applicable, to prepay Indebtedness owing thereunder as a mandatory prepayment or in order to reduce the amount of such Indebtedness in order to remain in compliance with overcollateralization, asset coverage or other similar covenants or requirements, or if such Net Proceeds must continue to secure the Senior Secured Notes, the Existing Leveraged Leases or such Permitted Private Placement Debt, as applicable, and are prohibited as of the Effective Date (or the incurrence date for the applicable Permitted Private Placement Debt) to be used for any other purpose, and (4) amounts under Permitted Corporate Restructuring Transactions; or

(b)                                 any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Restricted Subsidiary (subject to the reinvestment provisions set forth in Section 2.11); or

(c)                                  the occurrence of a Free Cash Flow Prepayment Date; provided, that (i) no Free Cash Flow Prepayment Date shall be deemed to occur prior to December 31, 2012 and (ii) the Total Leverage Ratio will be tested by the Borrower on each Free Cash Flow Prepayment Date for the Fiscal Year corresponding with such Free Cash Flow Prepayment Date to determine whether a Prepayment Event has occurred.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any event and to the Administrative Agent’s reasonable satisfaction, that the Borrower is in compliance on a pro forma basis as of the end of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01, with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of such four fiscal quarter period.

“Purchase Agreement” means (i) the Arrangement Agreement, dated as of January 25, 2010, between the Borrower and World Color Press, (ii) the Plan of Arrangement to be submitted to the Quebec Superior Court and (iii) all exhibits, schedules and disclosure letters thereto, as the same may be amended or modified.

“Purchase Offer” means an offer by the Borrower to purchase Term Loans pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.24.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly-owned Restricted Subsidiary which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any other Restricted Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Borrower and the Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning assigned to such term in Section 9.04.

“Reinvestment Period” means, with respect to any Net Proceeds to be applied as a mandatory prepayment under Section 2.11, 360 days after receipt by the applicable Loan Party or Restricted Subsidiary of such Net Proceeds; provided, that such Person shall have an additional 180 days after the end of such initial 360-day period if, as of the last day of the initial 360-day period, no Default is then outstanding and a Responsible Officer of the Borrower certifies to the Administrative Agent (i) that the applicable Person is diligently pursuing the completion of the applicable acquisition, replacement, or rebuilding for which such Net Proceeds shall be used, (ii) such acquisition, replacement or rebuilding is underway, and (iii) such Responsible Officer believes, in good faith, that such acquisition, replacement or rebuilding shall be completed by the end of such additional 180-day period.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the Aggregate Credit Exposure and unused Aggregate Commitment at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Financial Officer, the Chief Executive Officer of the Borrower, and the general counsel of the Borrower.

“Restricted Intercompany Transactions” means, without duplication, each of the following to occur subsequent to the Effective Date:

(a)                                  all sales, transfers, assignments and other dispositions of assets, other than Historical Used Equipment, by Loan Parties to non-Loan Party Restricted Subsidiaries, and by Loan Parties or Restricted Subsidiaries to Unrestricted Subsidiaries, Affiliates of any Loan Party or Restricted Subsidiary, or Persons in which a Loan Party or Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof;

(b)                                 Indebtedness of non-Loan Party Restricted Subsidiaries to Loan Parties, and Indebtedness of Unrestricted Subsidiaries, Affiliates of any Loan Party or Restricted Subsidiary, or Persons in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof to Loan Parties or Restricted Subsidiaries, including, without limitation, all loans and advances described in Section 6.04 (with all such Indebtedness being calculated on an outstanding or drawn basis, and with Indebtedness directly owing between two parties being netted against each other);

(c)                                  all investments by Loan Parties in non-Loan Party Restricted Subsidiaries, and all investments by Loan Parties and Restricted Subsidiaries in Unrestricted Subsidiaries, Affiliates of any Loan Party or Restricted Subsidiary, and Persons in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof;

(d)                                 Guarantees by Loan Parties of Indebtedness owing by non-Loan Party Domestic Subsidiaries that are Restricted Subsidiaries and Guarantees by Loan Parties and Restricted Subsidiaries of Indebtedness owing by (i) Domestic Subsidiaries thereof that are Unrestricted Subsidiaries, (ii) Affiliates of any Loan Party or Restricted Subsidiary organized under the laws of the United States of America (or political subdivisions thereof) and (iii) Persons organized under the laws of the United States of America (or political subdivisions thereof) and in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof (including, without limitation, Guarantees consisting of Letters of Credit issued hereunder for the benefit of any such Person); provided, that a payment by the applicable guarantor in respect of any such guarantee shall not constitute an additional Restricted Intercompany Transaction for purposes of determining compliance with the Restricted Intercompany Transaction Amount;

(e)                                  (i) a Loan Party’s repurchase of its Equity Interests from a non-Loan Party Restricted Subsidiary and (ii) a Loan Party’s or a Restricted Subsidiary’s repurchase of its Equity Interests from an Unrestricted Subsidiary;

(f)                                    a Permitted Acquisition by the Borrower or any Restricted Subsidiary of any Person designated as an Unrestricted Subsidiary at the time of such Permitted Acquisition; and

(g)                                 any designation of any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 5.10(a).

 “Restricted Intercompany Transactions Amount” means, with respect to all Restricted Intercompany Transactions, (a) no limitation with respect to the amount thereof at any time the Total Leverage Ratio is equal to or less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and (b) an aggregate amount not to at any time exceed the U.S. Dollar Amount of U.S. $200,000,000 at any time the Total Leverage Ratio is greater than 3.00 to 1.00 (either before and after giving effect thereto on a Pro Forma Basis); provided, that (i) if a Restricted Intercompany Transaction was permitted because the Total Leverage Ratio was equal to or less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), but subsequent thereto, the Total Leverage Ratio exceeds 3.00 to 1.00, such Restricted Intercompany Transaction shall remain a permitted transaction under this definition and (ii) the availability of the U.S. $200,000,000 amount set forth in the foregoing clause (b) shall be reduced by the aggregate of all Restricted Intercompany Transactions consummated when the Total Leverage Ratio was equal to or less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis); provided, further, that the aggregate amount of Restricted Intercompany Transactions at any time shall be determined net of the aggregate amount of all dividends, distributions and similar amounts received by the holder thereof in respect of any investment constituting a Restricted Intercompany Transaction, and by the amount of Net Proceeds received by such holder upon the sale of any such investment.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Loan Party or such Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in such Loan Party or such Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Retiree Welfare Plan” means any employee benefit welfare plan as defined in Section 3(1) of ERISA in respect of which a Loan Party or an ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA and which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is U.S.$ 850,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal U.S. Dollar Amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Loan Maturity Date” means the date that is the fifth annual anniversary of the Effective Date.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

 “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other

Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Note Agreement” means that certain Note Agreement dated as of September 1, 1995 between the Borrower and certain Restricted Subsidiaries, as Obligors, and the Purchasers named therein, as it may be amended, supplemented or otherwise modified from time to time.

“Senior Secured Notes” means all notes issued from time to time pursuant to the Senior Secured Note Agreement, including without limitation, the Senior Secured Notes outstanding as of March 31, 2011 in the aggregate principal amount of U.S. $670,000,000.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fee or similar requirements shall, in the case of U.S. Dollar denominated Loans, including those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

 “Subchapter S Payment” means a payment made by the Borrower to Persons who held Equity Interests in the Borrower prior to July 3, 2010, measured by the Taxes owing by such Persons that accrued prior to July 3, 2010 and during the period when the Borrower was a subchapter S corporation; provided, that no such payment shall be permitted hereunder if an Event of Default would result therefrom or is then outstanding.

 “Subordinated Indebtedness” means any Indebtedness for borrowed money of any Loan Party or any Restricted Subsidiary that is extended or offered by a Person that is not a Consolidated Financial Covenant Entity or an Affiliate thereof, and the payment of which is contractually subordinated to payment of the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by any Loan Party or any subsidiary or subsidiaries thereof.

“Subsidiary” means any subsidiary of the Borrower or any other Loan Party.  Persons in which Loan Parties and Subsidiaries thereof own no more than 50% of the voting Equity Interests thereof shall not constitute Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of any Loan Party or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made by the Swingline Lender pursuant to Section 2.05(a).

 “TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, assessments, deductions, charges or withholdings imposed by any Governmental Authority.

“Term A Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Term A Loans to the Borrower as set forth on Schedule 2.01 or in the most recent Assignment and Assumption Agreement or other documentation contemplated hereby executed by such Term A Loan Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term A Loans, which aggregate commitment shall be U.S. $450,000,000 on the date of this Agreement.  After advancing the Term A Loans, each reference to a Term A Loan Lender’s Term A Loan Commitment shall refer to that Term A Loan Lenders’ Applicable Percentage of the Term A Loans.

“Term A Loan Lender” means, as of any date of determination, each Lender having a Term A Loan Commitment or that holds Term A Loans.

“Term A Loan Maturity Date” means the date that is the fifth annual anniversary of the Effective Date.

“Term A Loan Payment Percentage” means the following percentages for the following Fiscal Quarters, beginning with the Fiscal Quarter ending December 31, 2011 and with all Fiscal Quarters thereafter being treated sequentially (by way of example only, the Fiscal Quarter ending December 31, 2011 would be the first Fiscal Quarter for purposes hereof, and the Fiscal Quarter ending December 31, 2012 would be the fifth Fiscal Quarter for purposes hereof): (i) 0% for each of the first four Fiscal Quarters to occur after the Effective Date, (ii) 1.25% for each of the fifth through and including the eighth Fiscal Quarters to occur after the Effective Date, and (iii) 2.5% for each Fiscal Quarter thereafter.

“Term A Loans” means the term loans made by the Term A Loan Lenders to the Borrower pursuant to Section 2.01(b).

“Term B Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Term B Loans to the Borrower as set forth on Schedule 2.01 or in the most recent Assignment and Assumption Agreement or other documentation contemplated hereby executed by such Term B Loan Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term B Loans, which aggregate commitment shall be U.S. $200,000,000 on the date of this Agreement.  After advancing the Term B Loans, each reference to a Term B Loan Lender’s Term B Loan Commitment shall refer to that Term B Loan Lenders’ Applicable Percentage of the Term B Loans.

“Term B Loan Lender” means, as of any date of determination, each Lender having a Term B Loan Commitment or that holds Term B Loans.

“Term B Loan Maturity Date” means the date that is the seventh annual anniversary of the Effective Date.

“Term B Loan Payment Percentage” means 0.25% per Fiscal Quarter.

“Term B Loans” means the term loans made by the Term B Loan Lenders to the Borrower pursuant to Section 2.01(c).

“Term Loan Lenders” means Term A Loan Lenders and Term B Loan Lenders.

“Term Loans” means the Term A Loans and the Term B Loans.

“Term Loan Commitments” means the Term A Loan Commitments and the Term B Loan Commitments.

“Total Leverage Ratio” has the meaning assigned to such term in Section 6.11(a).

“Transaction and Restructuring Charges” means, for any period: (i) one-time, nonrecurring restructuring and other charges incurred for the purpose of obtaining synergies and cost savings and certain other future restructuring charges and non-recurring charges in respect of the consolidation of the operations of the Borrower and its Restricted Subsidiaries and World Color Press and its Restricted Subsidiaries, which (x) shall only be included if arising subsequent to July 3, 2010 (y) shall not exceed, in the aggregate, the U.S. Dollar Amount of U.S. $241,000,000 (inclusive of amounts included pursuant to the Existing Credit Agreement), and (z) shall only be included in the period when incurred; (ii) one-time, nonrecurring restructuring and other charges incurred prior to July 3, 2010 by World Color Press and its Restricted Subsidiaries for the purpose of obtaining synergies and cost savings; and (iii) cash fees, costs, expenses, commissions, or other cash charges incurred during such period in connection with the Transactions (as defined in the Existing Credit Agreement) or the Transactions (as defined herein), including, without limitation, professional, merger and acquisitions advisory, financing, and accounting fees, costs and expenses (in each case under this clause (iii) to the extent they are not capitalized).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transcontinental” means Transcontinental Inc., a corporation governed by the laws of Canada.

“Transcontinental Transaction” means (a) the acquisition by the Borrower of Transcontinental Mexico Holding, S.A. de C.V. and its subsidiaries and certain assets relating to Transcontinental’s black and white book printing business and (b) the sale by the Borrower of 3243895 Nova Scotia Limited, in each case, pursuant to the Transcontinental Transaction Agreement, and the related payments, divestitures and other transactions set forth in the Transcontinental Transaction Agreement.  It is understood and agreed that no representation, warranty, covenant or default hereunder shall restrict, or be breached by, consummation of the Transcontinental Transaction.

“Transcontinental Transaction Agreement” means that certain Master Transaction Agreement, dated July 12, 2011, between the Borrower and Transcontinental, as amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent or otherwise in a manner not materially adverse to the interests of the Lenders.

“Transcontinental Transaction Retained Assets” means the assets of the Borrower and its Subsidiaries described on Schedule 1.01(e).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Effective Date, unless designated as a Restricted Subsidiary pursuant to Section 5.10.

“Unsecured Indebtedness” means Indebtedness for borrowed money of a Loan Party or any Restricted Subsidiary that (1) is extended or offered by a Person that is not a Consolidated Financial Covenant Entity or an Affiliate thereof, (2) is not secured by a Lien and (3) is not Subordinated Indebtedness.

“U.S. Dollar Amount” of any currency at any time means (i) the amount of such currency if such currency is U.S. Dollars or (ii) the equivalent in U.S. Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 2.04.

“U.S. Dollars” or “$” or “U.S. $” refers to lawful money of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“World Color Press” means Quad/Graphics Canada, Inc. (formerly known as World Color Press Inc.), a corporation organized under the laws of Canada.

“World Color Press Acquisition” means the Borrower’s acquisition, pursuant to the Purchase Agreement, of all of the Equity Interests of World Color Press and its Subsidiaries.

“Working Capital” means, at any date, the excess of current assets of the Consolidated Financial Covenant Entities on such date over current liabilities of the Consolidated Financial Covenant Entities on such date, all determined on a consolidated basis in accordance with GAAP.

SECTION 1.02              Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03              Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04              Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing or any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff

Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided further that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP (including any change from GAAP to International Financial Reporting Standards) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent a change in GAAP occurs which results in operating leases being treated or classified as capital leases, such change shall not be given effect under the Loan Documents (including, without limitation, in any computation of financial covenants), and the Borrower and the Restricted Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases.

ARTICLE II

The Credits

SECTION 2.01              Commitments.  (a)  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment, or (ii) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans in Agreed Currencies.

(b)                                 Subject to the terms and conditions set forth herein, each Term A Loan Lender agrees to make Term A Loans in U.S. Dollars to the Borrower on the Effective Date in an aggregate principal amount equal to its Term A Loan Commitment; provided, that the making of such Term A Loans will not result in (i) the outstanding principal amount of such Term A Loan Lender’s Term A Loans exceeding the amount of such Term A Loan Lender’s Term A Loan Commitment and (ii)  the aggregate outstanding principal amount of all Term A Loans exceeding the aggregate of the Term A Loan Commitments.  No amount in respect of the Term A Loans may be reborrowed once it has been repaid.  Term A Loans shall be made available in immediately funds in U.S. Dollars in such account and at such time on the Effective Date as designated by the Administrative Agent to the Term A Loan Lenders.

(c)                                  Subject to the terms and conditions set forth herein, each Term B Loan Lender agrees to make Term B Loans in U.S. Dollars to the Borrower on the Effective Date in an aggregate principal amount equal to its Term B Loan Commitment; provided, that the making of such Term B Loans will not result in (i) the outstanding principal amount of such Term B Loan Lender’s Term B Loans exceeding the amount of such Term B Loan Lender’s Term B

Loan Commitment and (ii)  the aggregate outstanding principal amount of all Term B Loans exceeding the aggregate of the Term B Loan Commitments.  No amount in respect of the Term B Loans may be reborrowed once it has been repaid.  Term B Loans shall be made available in immediately funds in U.S. Dollars in such account and at such time on the Effective Date as designated by the Administrative Agent to the Term B Loan Lenders.

SECTION 2.02              Loans and Borrowings.  (a)  Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans of the same Class and Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.  The Term Loans shall amortize as required under Section 2.10(a).

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings (unless the Borrower and the Administrative Agent have entered into a funding indemnity letter, in form and substance acceptable to the Administrative Agent, with respect to Eurocurrency Loans on the Effective Date, in which case such rates will be available on such date) but may be converted to Eurocurrency Borrowings in accordance with Section 2.08.  Each Swingline Loan requested in U.S. Dollars shall be an ABR Loan (subject to the rate options set forth in the definition of ABR).  Each Lender at its option may make any Eurocurrency Loan or ABR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S. $1,000,000 and not less than U.S. $1,000,000 (or the Approximate Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S. $1,000,000 and not less than U.S. $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of U.S. $100,000 and not less than U.S. $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fourteen (14) Eurocurrency Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the (i) Revolving Loan Maturity Date with respect to Revolving Loans, (ii) the Term A Loan Maturity Date with respect to Term A Loans, and (iii) the Term B Loan Maturity Date with respect to Term B Loans.

SECTION 2.03     Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) by telephone in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) by irrevocable written notice (via hand delivery, email or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower) in the case of a Eurocurrency Borrowing denominated in an Agreed Currency other than U.S. Dollars, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, or (c) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing (so long as such day is a Business Day); provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether such Borrowing is in respect of Revolving Loans or Term Loans;

(ii)           the aggregate amount of the requested Borrowing and the Agreed Currency in which such Borrowing is to be denominated;

(iii)          the date of such Borrowing, which shall be a Business Day;

(iv)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)           in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in U.S. Dollars, the requested Borrowing shall be, if then available, a Eurocurrency Borrowing with a one-month Interest Period (with ABR otherwise being applied).  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section (but in any event on the same Business Day such Borrowing Request is received by the Administrative Agent (or, if received later than the time specified above, on the following Business Day)), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04     Determination of U.S. Dollar Amounts.  The Administrative Agent will determine the U.S. Dollar Amount of:

(a)           each Borrowing denominated in a Foreign Currency as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing denominated in a Foreign Currency; and

(b)           all outstanding Credit Events on and as of the last Business Day of each Fiscal Quarter, and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its reasonable discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines U.S. Dollar Amounts as described in the preceding clauses (a) and (b) is herein described as a “Computation Date” with respect to each Credit Event for which a U.S. Dollar Amount is determined on or as of such day.

SECTION 2.05     Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding U.S. $50,000,000 or (ii) the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s

Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06     Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account and for the benefit of the Borrower or any Subsidiary thereof, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Schedule 2.06 sets forth certain letters of credit outstanding as of the Effective Date (the “Existing LCs”).  Upon the Effective Date, the Existing LCs shall be deemed to be Letters of Credit issued hereunder and shall be subject to the terms and conditions hereof.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least 3 Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the

Agreed Currency thereof, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed U.S. $100,000,000 and (ii) the aggregate of the Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments.  Each Letter of Credit denominated in a Foreign Currency (other than Letters of Credit denominated in Canadian Dollars) shall have an undrawn face amount of at least the U.S. Dollar Amount of $500,000.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date; provided, however, that a Letter of Credit may expire subsequent to the Revolving Loan Maturity Date if, no later than 90 days prior to the Revolving Loan Maturity Date, the Borrower deposits with the Administrative Agent such amounts (to cover such obligations in connection with the applicable Letter of Credit) as required by Section 2.06(j).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the U.S. Dollar Amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount, in U.S. Dollars, equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the U.S. Dollar Amount of $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in the U.S. Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Amount, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or

(iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in one or more accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the U.S. Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  For purposes of this paragraph, Foreign Currency LC Exposure shall be calculated using the Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Such deposits shall be invested by the Administrative Agent in short term treasuries, if available, which earn interest, in any case at the Borrower’s sole risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.  If a Letter of Credit is cash collateralized under Section 2.06(c), the foregoing collateralization requirements shall be required to be satisfied in respect of such Letter of Credit.

(k)           Non-Investment Grade Lender.  A Revolving Lender shall notify the Administrative Agent of its status as a Non-Investment Grade Lender within 2 Business Days after such Lender becomes a Non-Investment Grade Lender.  Whether or not such notice is delivered, on the second Business Day to occur after a Revolving Lender becomes a Non-Investment Grade Lender, the following provisions shall apply once a Lender becomes a Non-Investment Grade Lender (and shall cease to apply as contemplated by clause (vi) below):

(i)            Such Non-Investment Grade Lender shall cease to receive participation fees and all other fees under Section 2.12(b) in respect of Letters of Credit.

(ii)           If any LC Exposure exists at the time a Lender becomes a Non-Investment Grade Lender, then all or any part of such LC Exposure shall be automatically reallocated among the Lenders that are Investment Grade Lenders (such Lenders, together with the Issuing Banks, the “Reallocation Parties”) in accordance with their respective Applicable Percentages (the “Initially Reallocated Amount”), but only to the extent (x) the sum of all Investment Grade Lenders’ Revolving Credit Exposures plus such Non-Investment Grade Lender’s LC Exposure does not exceed the total of all Investment Grade Lenders’ Commitments and (y) the conditions set forth in Section 4.03 are satisfied at such time.  No such reallocation shall affect the amount of any Commitment hereunder, and each Lender shall continue to be required to fund Revolving Loans and participate in Swingline Loans as and when required hereunder.  During such period as a Revolving Lender constitutes a Non-Investment Grade Lender, such Non-Investment Grade Lender shall not participate in Letters of Credit and related LC Exposure.

(iii)          If the LC Exposure of the Investment Grade Lenders is reallocated pursuant to the foregoing, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such Investment Grade Lenders’ Applicable Percentages, such that they receive their allocable shares of Letter-of-Credit related fees that otherwise would have gone to the Non-Investment Grade Lender.  If any portion of a Non-Investment Grade Lender’s LC Exposure is not reallocated pursuant to this Section (the “Unallocated LC Amount”), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Non-Investment Grade Lender’s unallocated LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is reallocated, if at all.  So long as any Lender is a Non-Investment Grade Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Revolving Commitments of the Investment Grade Lenders in accordance with this Section (the “Subsequently Reallocated Amount”, and together with the Initially Reallocated Amount, the “Aggregate Reallocated Amount”), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among

Investment Grade Lenders in a manner consistent with this Section (and Non-Investment Grade Lenders shall not participate therein).

(iv)          Other than letter of credit fees covered elsewhere in this Section, any amount payable to a Revolving Lender in respect of Letters of Credit that accrued prior to its becoming a Non-Investment Grade Lender (such as its funded participations in LC Disbursements) shall be paid to such Revolving Lender as and when required.  No amounts that accrue and are subsequently paid in respect of Letters of Credit while such Revolving Lender is a Non-Investment Grade Lender shall be paid to such Non-Investment Grade Lender because the Investment Grade Lenders or the applicable Issuing Bank(s) shall be holders of the obligations being satisfied by such amounts, and the Non-Investment Grade Lender shall not have participated in the exposure corresponding with such amounts.

(v)           As of the second Business Day to occur after a Revolving Lender becomes a Non-Investment Grade Lender, such Non-Investment Grade Lender shall automatically acquire from each Reallocation Party a participation in the Revolving Loans of such Reallocation Party (with the Revolving Loans of an Issuing Bank being those held by such Issuing Bank in its capacity as a Revolving Lender), with the amount of such participation equaling the ratable share of the Aggregate Reallocated Amount held by such Reallocation Party.  No further action need be taken by a Non-Investment Grade Lender or a Reallocation Party in order to give effect to such a participation.  Each Revolving Lender agrees that if it becomes a Non-Investment Grade Lender, it shall acquire the participations contemplated hereby on an absolute and unconditional basis which shall not be affected by any circumstance whatsoever, including the occurrence or continuance of a Default, and that each payment required to be made in respect of its participation shall be made without any offset, abatement, withholding or reduction whatsoever.  The Borrower shall continue to deal solely and directly with each Lender, including each Non-Investment Grade Lender and each Reallocation Party, in respect of its Revolving Commitment and Revolving Loans without regard to the participations described in this Section 2.06(l)(v). Each Reallocation Party shall be required to deal directly with the applicable Non-Investment Grade Lender with respect to funding (or failing to fund) its participation as and when required.   Each such participation shall otherwise be subject to Section 9.04(c).   Each Non-Investment Grade Lender agrees and acknowledges that its participation amount in Revolving Loans hereunder shall increase or decrease, as applicable, as the Aggregate Reallocation Amount increases or decreases.

(vi)          If a Non-Investment Grade Lender becomes an Investment Grade Lender and remains an Investment Grade Lender for at least 30 consecutive days, then the applicable LC Exposure and Revolving Loans of the Lenders shall be readjusted promptly thereafter by the Administrative Agent to reflect the inclusion of such Lender’s applicable Revolving Commitment, and on such date such Lender shall purchase at par such Obligations in respect of Letters of Credit as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Obligations in accordance with its Applicable Percentage.  In addition, such Lender’s participations in the Revolving Loans held by Reallocation Parties shall terminate and the Administrative Agent shall make such adjustments to the amounts to be paid to the Reallocation Parties and the Lender that no longer constitutes a Non-Investment Grade Lender as necessary in order to give effect to such termination.

(l)            Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to an Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the U.S. Dollar Amount, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts.  On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder.

SECTION 2.07     Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in U.S. Dollars, by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that (i) Term A Loans shall be made as provided in Section 2.01(b) and Term B Loans shall be made as provided in Section 2.01(c) and (ii) Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, NY or Chicago, IL and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08     Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone in the case of a Borrowing denominated in U.S. Dollars or by irrevocable written notice (via hand delivery, email or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower)) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of commitments pursuant to which such Borrowing was made.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or Eurocurrency Borrowing; and

(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, as applicable.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in U.S. Dollars, such Borrowing shall be continued as a Eurocurrency Borrowing with a one-month Interest Period, if Eurocurrency Borrowings are then available; otherwise it shall be converted to a ABR Borrowing, and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and any such Eurocurrency Borrowing in a Foreign Currency shall be redenominated in U.S. Dollars at the time of such conversion.

SECTION 2.09     Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Loan Maturity Date, and the Term Loan Commitments shall terminate at 3:00 p.m. (Local Time) on the Effective Date unless fully funded prior thereto.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of the U.S. Dollar Amount of U.S. $1,000,000 and not less than the U.S. Dollar Amount of U.S. $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Credit Exposures would exceed the aggregate of the Revolving Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10     Repayment and Amortization of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the Revolving Lenders the then unpaid principal amount of each Revolving Loan extended to the Borrower on the Revolving Loan Maturity Date in the currency of such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Loan Maturity Date and, to the extent the aggregate outstanding principal amount of Swingline Loans exceeds the U.S. Dollar Amount of U.S. $10,000,000, on the first date after the applicable Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.  The Borrower shall repay the Term A Loans on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2011, in an amount equal to the then applicable Term A Loan Payment Percentage times the aggregate principal amount of the Term A Loans on the Effective Date (subject to adjustment pursuant to Section 2.11 as a result of prepayments).  To the extent not previously paid, all unpaid Term A Loans shall be fully repaid by the Borrower on the Term A Loan Maturity Date. The Borrower shall repay the Term B Loans on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2011, in an amount equal to the then applicable Term B Loan Payment Percentage times the aggregate principal amount of the Term B Loans on the Effective Date (subject to adjustment pursuant to Section 2.11 as a result of prepayments).  To the extent not previously paid, all unpaid Term B Loans shall be fully repaid by the Borrower on the Term B Loan Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, the Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent (with the form attached hereto as Exhibit H being so approved).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11     Prepayment of Loans.

(a)           Subject to Section 2.11(e), in the event and on each occasion that the aggregate Revolving Credit Exposures of all Lenders exceeds the aggregate of the Revolving Commitments, then the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in such amount equal to the excess (or, if applicable, cash collateralize LC Exposure in a manner acceptable to the Administrative Agent).

(b)           The Borrower shall immediately prepay the Term Loans as follows upon the occurrence of a Prepayment Event if, at the time thereof or after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio is or will be greater than 3.00 to 1.00.  100% of the Net Proceeds of such Prepayment Event shall be applied to prepay the Term Loans if arising under clauses (a) or (b) of the definition of Prepayment Event; provided, however, that the Asset Sale Allowance shall not be required to be paid under this Section 2.11(b); provided, further, that if the Asset Sale Allowance is fully utilized in a Fiscal Year, an amount of additional Net Proceeds resulting under clause (a) of the definition of Prepayment Event not in excess of the U.S. Dollar Amount of U.S. $2,000,000 may be retained by the Loan Parties and the Restricted Subsidiaries during such Fiscal Year and not applied pursuant to this Section 2.11(b).  If arising in respect of Free Cash Flow, the then applicable Free Cash Flow Percentage of such Free Cash Flow shall be paid on the applicable Free Cash Flow Prepayment Date (with such prepayment, if any, being accompanied by a certification signed by a Financial Officer of the Borrower certifying the manner in which Free Cash Flow and the resulting prepayment were calculated, which certification shall be in form and substance reasonably satisfactory to Administrative Agent).  All such Net Proceeds shall be applied first to all scheduled Term A Loan principal payments and Term B Loan principal payments required to be made during the immediately succeeding four Fiscal Quarters following the applicable Prepayment Event (with such Net Proceeds being applied ratably across all such scheduled Term Loan principal payments), and second to all remaining outstanding Term A Loans and Term B Loans ratably across all remaining scheduled principal installments therefor (and if no scheduled principal installments remain, being applied ratably to all principal due on the Term A Loan Maturity Date and Term B Loan Maturity Date).  Notwithstanding the foregoing, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the relevant Loan Party or Restricted Subsidiary in respect thereof intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within the Reinvestment Period, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties or

Restricted Subsidiaries, and certifying that no Default has occurred and its continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; and (y) to the extent any of such Net Proceeds have not been so applied by the end of the Reinvestment Period, a prepayment shall be required to be made at the end of such Reinvestment Period in an amount equal to those Net Proceeds that have not been so applied.

(c)           If the Borrower or any Restricted Subsidiary incurs Permitted Private Placement Debt, and at the time thereof, or after giving effect thereto on a Pro Forma Basis, (i) the Total Leverage Ratio is or will be greater than 3.00 to 1.00, and (ii) Permitted Note Collateral securing or required to secure such Indebtedness includes or shall include equipment or real estate constituting Collateral, then, on the date on which such Indebtedness is incurred, the Borrower shall prepay the Loans in an amount equal to the lesser of the Net Proceeds resulting from such incurrence and the aggregate net book value of the Collateral to be released in accordance with Section 6.02(l) to secure such Indebtedness. Such amounts shall be applied first to all scheduled Term A Loan principal payments and Term B Loan principal payments required to be made during the immediately succeeding four Fiscal Quarters following the incurrence of such Indebtedness (with such Net Proceeds being applied ratably across all such scheduled Term Loan principal payments), second to all remaining outstanding Term A Loans and Term B Loans ratably across all remaining scheduled principal installments therefor (and if no scheduled principal installments remain, being applied ratably to all principal due on the Term A Loan Maturity Date and Term B Loan Maturity Date), third to all then outstanding Swingline Loans; fourth to all then outstanding Revolving Loans; and fifth, to cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j) (in the case of the foregoing clauses third, fourth and fifth, with a corresponding permanent reduction of the Revolving Commitments); provided, that if all principal amounts owing in respect of Term A Loans and Term B Loans have been repaid, and no Revolving Credit Exposure is then outstanding, the Revolving Commitments shall still be reduced by the amount that otherwise was available to prepay Revolving Loans had they been outstanding).

(d)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 12:00 noon, Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Borrowing denominated in a Foreign Currency, not later than 12:00 noon, Local Time, four (4) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment (so long as such day is a Business Day) or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment.  Any optional prepayment of a Term Loan shall be in an amount equal to at least U.S. $1,000,000 (or, if the remaining principal balance of the Term A Loans or Term B Loans, as applicable, is less than U.S. $1,000,000, the aggregate of such remaining principal balance).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid;

provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.  If, on or prior to the one-year anniversary of the Effective Date, the Borrower at any time prepays all or any part of the Term B Loans (whether pursuant to a voluntary or mandatory prepayment) with Net Proceeds of Indebtedness evidenced by one or more revolving credit facilities (excluding the revolving credit facilities evidenced by this Agreement), tranche B term loans, tranche C term loans, institutional term loans or other credit facilities (but in any event excluding asset securitization transactions and high-yield bond or similar debt securities offerings or Permitted Private Placement Debt), the Borrower shall pay to the Administrative Agent on the date of such prepayment, for the ratable benefit of the Term B Loan Lenders receiving such prepayment, a prepayment premium equal to 1% times the aggregate amount of such prepayment.

(e)           On any Computation Date, if the sum of the aggregate principal U.S. Dollar Amount of all of the outstanding Revolving Loans denominated in Foreign Currencies plus all other then outstanding Revolving Credit Exposures (calculated as of the most recent Computation Date with respect to each Credit Event), exceeds the aggregate of the Revolving Commitments (including, without limitation, as a result of fluctuations in currency exchange rates), the Borrower shall immediately repay Swingline Loans or Revolving Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Revolving Credit Exposures to equal or be less than the aggregate of the Revolving Commitments.

SECTION 2.12     Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Commitment Fee Rate on the average daily amount of the excess of the aggregate of the Revolving Commitments over the aggregate Revolving Credit Exposures during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate (with such determination made on a quarterly basis and at any other time Commitment Fees are required to be paid); provided, that the aggregate principal amount of Swingline Loans shall not be included in any determination of Revolving Credit Exposure for purposes of calculating the Commitment Fee.  Accrued Commitment Fees shall be payable in arrears on the last day of each Fiscal Quarter of each Fiscal Year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the U.S. Dollar Amount available to be drawn under each outstanding Letter of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the U.S. Dollar Amount available to be drawn under each outstanding Letter of Credit hereunder issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of each Fiscal Quarter of each Fiscal Year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13     Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.  Swingline Loans accruing interest at the Alternate Base Rate or such other rate as may be mutually agreed to by the Borrower and the Swingline Lender shall be subject to this Section 2.13(a).

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.  Unless subject to Section 2.13(a), Swingline Loans shall bear interest at the Adjusted LIBO Rate applicable for a one month Interest Period plus the Applicable Margin, regardless of the actual duration of such Borrowing.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated

maturity, upon acceleration or otherwise, or an Event of Default occurs under clauses (h), (i) or (j) of Article VII, all of the Obligations shall automatically bear interest at a rate per annum equal to (i) in the case of the principal amount of the Obligations, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.  If any other Event of Default occurs, upon the election of the Required Lenders, the Obligations shall bear interest at a rate per annum equal to (i) in the case of the principal amount of the Obligations, 2% plus the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Revolving ABR Loans as provided in paragraph (a) of this Section.  The Required Lenders may rescind such election at any time in their sole discretion (notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Agreement.  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14     Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the majority in interest of the Lenders that would participate in such Borrowing that the Adjusted LIBO Rate or the LIBO Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) each Eurorcurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto or shall be converted into an ABR Borrowing, at the option of the Borrower, on the last day of the then current Interest Period applicable thereto, and any such Eurocurrency Borrowing in a Foreign Currency shall be redenominated in U.S. Dollars at the time of such conversion and (iii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request selects a Eurocurrency Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15     Increased Costs.  (a)  If any Change in Law by any Governmental Authority having jurisdiction over the relevant Lender or Issuing Bank or its respective holding company shall:

(i)            impose, modify or deem applicable any reserve, capital adequacy requirement, special deposit, liquidity requirement, cash margin, capital or assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement which is actually reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)          subject the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payments to be made by or on account of any obligation of the Borrower hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to:  (A) increase the cost to such Person of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit, (B) reduce the amount of any sum received or receivable by such Person, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), or (C) directly or indirectly reduce the effective return to such Person in respect of any such Loan or any Borrowing otherwise received or receivable by such Lender or such Issuing Bank under this Agreement (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b)           If any Lender or any Issuing Bank determines that any Change in Law by any Governmental Authority having jurisdiction over such Lender or Issuing Bank or its respective holding company regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with such certificate including reasonable detail as to the amounts so owing) and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date required by the terms of this Agreement or specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the Eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section together with a calculation of such amount in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17     Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes imposed on or incurred by the Administrative Agent, a Lender or an Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, in each case with a calculation of such amount in reasonable detail, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative

Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including with respect to Participants) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Any Lender other than a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a party hereto, an IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(f)            If the Administrative Agent, an Issuing Bank, or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, or if the Administrative Agent, an Issuing Bank, or a Lender receives a credit (for purposes of determining its Tax liability in any jurisdiction other than the jurisdiction that imposed such Taxes or Other Taxes) with respect to such Taxes or Other Taxes and if such refund or credit can be traced and matched as being applicable to such indemnification or additional payment, it shall pay over the amount of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, as applicable, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender, as applicable, in the event such the Administrative Agent, such Issuing Bank or such Lender, as applicable, is required to repay such refund to such Governmental Authority, or in the event that any such credit is determined subsequently not to be available to the Administrative Agent, such Issuing Bank or such Lender, as applicable. This Section shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)           If a payment made to a Lender or an Issuing Bank under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not such amendments are included in the definition set forth in Article I.

(h)           Each Lender and Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender or Issuing Bank that are paid or payable by the Administrative Agent in connection with this Agreement or any Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(h) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender or Issuing Bank a certificate stating the amount so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.18     Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document prior to (i) in the case of payments denominated in U.S. Dollars, 12:00 noon, Local Time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulation.

(b)           Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) prior to the occurrence of an Event of Default, a mandatory prepayment (which shall be applied in accordance with Section 2.11), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements (with amounts applied to the Term Loans in inverse order of maturity) and to payment of any amounts owing with respect to Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing with respect to Banking Services Obligations and seventh, to the payment of any other Secured Obligation due to the Administrative Agent, any Issuing Bank or any Lender by the Borrower.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in that event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)           At the election of the Administrative Agent, all regularly scheduled payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other regularly scheduled payments due under the Loan Documents by a Loan Party, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a

Borrowing for the purpose of paying each regularly scheduled payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent, each Lender, and each Affiliate thereof to charge such account maintained with JPMorgan Chase Bank, National Association as mutually agreed upon between the Borrower and the Administrative Agent for each regularly scheduled payment of principal, interest and fees as it becomes due hereunder or any other regularly scheduled payment due under the Loan Documents.

(d)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that, subject to the terms of this Agreement, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the relevant Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the relevant Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the relevant Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19     Mitigation Obligations; Replacement of Lenders.  (a)  If (i) any Lender requests compensation under Section 2.15, or (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender becomes a Non-Investment Grade Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, that the Borrower shall not be required to pay such costs or expenses if such designation results in requests for compensation or additional amounts in excess of those made prior to such designation, and the Borrower shall not be required to pay such excess amount of compensation or excess additional amount.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender or a Non-Investment Grade Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) other than with respect to assignments by Non-Investment Grade Lenders to Investment Grade Lenders and Defaulting Lenders to non-Defaulting Lenders, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20     Expansion Option.  The Borrower may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of incremental term loans (each an “Incremental Term Loan”), in each case in minimum increments of U.S. $25,000,000, so long as, after giving effect thereto, the aggregate amount of all such increases and Incremental Term Loans does not exceed an amount equal to U.S. $250,000,000 minus the aggregate outstanding principal amount of all Permitted Term Debt.  The Borrowers may arrange for any such increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, extend Revolving Commitments or participate in such Incremental Term Loans, as the case may be; provided, that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent, such consent not to be unreasonably withheld, and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  No consent of any Lender (other than the Lenders participating in the increase or Incremental Term Loan) shall be required for any increase in Revolving Commitments or any Incremental Term Loans pursuant to this Section 2.20.  Increases, new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.11 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all of its outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Revolving Commitments added or increased hereby and Revolving Loans made in connection therewith shall be subject to the same terms and conditions (including, without limitation, payment terms, pricing, fees, maturity dates, and collateral requirements) as all other Revolving Loans and Revolving Commitments hereunder.  In no event shall the fees, interest rates and other compensation offered or paid in respect of additional or increased Revolving Commitments under this Section 2.20 have higher rates, fees or compensation that amounts paid and payable to the then existing Revolving Lenders in respect of their Revolving Commitments and Revolving Loans.  The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and Term Loans, (b) shall not mature earlier than the Term B Loan Maturity Date (but may have amortization prior to such date) and shall not have a shorter Weighted Average Life to Maturity than, the Term B Loans and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the Term Loans; provided, that:

(i)            the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Term B Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term B Loan Maturity Date; and

(ii)           the applicable interest rate margins and (subject to the foregoing clause (b)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the Lenders thereunder; provided, that in the event that the applicable interest rate margins for any Incremental Term Loan is higher than the Applicable Margin for the Term B Loans by more than 50 basis points, then the Applicable Margin for the Term B Loans shall be increased to the extent necessary so that such Applicable Margin is equal to the applicable interest rate margins for such Incremental Term Loan minus 50 basis points; provided further, that, in determining the applicable interest rate margins for the Incremental Term Loan and the Term B Loans:

(A)          original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under the Term B Loans or any Incremental Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity);

(B)           customary arrangement or commitment fees payable to the joint lead arrangers (or their Affiliates) in connection with the Term B Loans or to one or more arrangers (or their Affiliates) of any Incremental Term Loan shall be excluded; and

(C)           if the Incremental Term Loan includes an interest rate floor greater than the interest rate floor applicable to the Term B Loans, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the Applicable Margin for the Term B Loans  shall be required, to the extent an increase in the interest rate floor for the Term B Loan would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Term B Loan shall be increased by such amount.

Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21     Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations, the Administrative Agent or any Holder of Secured Obligations is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Holder of Secured Obligations.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Holder of Secured Obligations in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22     Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.23     Senior Debt.  The Borrower hereby designates all Secured Obligations now or hereinafter incurred or otherwise outstanding, and agrees that the Secured Obligations shall at all times constitute, senior indebtedness and designated senior indebtedness, or terms of similar import, which are entitled to the benefits of the subordination provisions of all Subordinated Indebtedness.

SECTION 2.24     Loan Repurchases.  (a) Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Term Loans (whether Term A Loans or Term B Loans) (as determined by the Borrower), each such Purchase Offer to be managed exclusively by JPMorgan Securities LLC (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)            the Required Lenders shall have consented in writing to the Borrower’s delivery of such Purchase Offer and the proposed repurchase of the applicable Term A Loans or Term B Loans, and each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures;

(ii)           no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Purchase Offer;

(iii)          the principal amount (calculated on the face amount thereof) of the applicable Class of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)          after giving effect to any purchase of Term Loans of the applicable Class pursuant to this Section 2.24, there shall be no Revolving Credit Exposure other than undrawn amounts of Letters of Credit;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold), and in no event shall the Borrower be entitled to any vote hereunder in connection with such Term Loans;

(vi)          no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vii)         a Purchase Offer shall apply to either Term A Loans or Term B Loans, and shall not apply to both in the same Purchase Offer;

(viii)        the Borrower represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the securities of any such Person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer; and

(ix)           at the time of each purchase of Term Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clause (viii).

(b)       The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of the applicable Term Loans pursuant to such Purchase Offer.  If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Term Loan Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class made by the Borrower pursuant to this Section 2.24, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c)       The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.16, Section 2.17 and Section 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.24.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.03 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

SECTION 2.25     Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12;

(b)           the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(d)           so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.25(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.25(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01     Organization; Powers; Subsidiaries.  Each Loan Party and each Material Domestic Subsidiary that is a Restricted Subsidiary is duly organized, validly existing and in good standing or equivalent status under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing or equivalent status in, every jurisdiction where such qualification is required. Except as could not reasonably be expected to result in a Material Adverse Effect or as otherwise permitted pursuant to Section

6.03, each Subsidiary of the Borrower that is not a Material Domestic Subsidiary but is a Restricted Subsidiary is duly organized, validly existing and in good standing or equivalent status under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing or equivalent status in, every jurisdiction where such qualification is required. No Loan Party or Restricted Subsidiary organized under the laws of the State of Wisconsin is the subject of a proceeding under Wisconsin Statutes section 180.1421 to cause its dissolution except, with respect to all Loan Parties and other Restricted Subsidiaries other than the Borrower, to the extent that such dissolution could not reasonably be expected to have a Material Adverse Effect.  Each applicable Loan Party and Restricted Subsidiary has filed with the Wisconsin Department of Financial Institutions any required annual report for its most recently completed report year, except, with respect to all Loan Parties and other Restricted Subsidiaries other than the Borrower, to the extent that failure to file could not reasonably be expected to have a Material Adverse Effect.  No filing has been made by any Loan Party or any Restricted Subsidiary with the Wisconsin Department of Financial Institutions of a decree of dissolution except as otherwise permitted pursuant to Section 6.03.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Domestic Subsidiary and/or a Restricted Subsidiary or Unrestricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the applicable Loan Party and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Restricted Subsidiary are validly issued and outstanding and fully paid and nonassessable except as required by Wisconsin Statutes section 180.0622 and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Loan Parties or other Restricted Subsidiaries are owned, beneficially and of record, by such Loan Parties or Restricted Subsidiaries free and clear of all Liens other than those created under the Loan Documents.  Except as disclosed on Schedule 3.01, there are no outstanding commitments or other obligations of any Loan Party or any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party or any Restricted Subsidiary.

SECTION 3.02     Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (i) except such as have been obtained or made and are in full force and effect, and (ii) except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) except for those set forth in Schedule 3.03, will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any

Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument in an aggregate principal amount of at least the U.S. Dollar Amount of U.S. $50,000,000, or where payments due thereunder or amounts received thereunder equal at least the U.S. Dollar Amount of U.S. $50,000,000, that is binding upon any Loan Party or any Restricted Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04     Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the Fiscal Year ended December 31, 2010 reported on by Deloitte & Touche LLP, independent public accountants.  All such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Restricted Subsidiaries, as of such dates and for such periods in accordance with GAAP.  References to shareholders’ equity, for purposes of this Section 3.04, shall include redeemable equity as referenced in note 19 to the financial statements of the Borrower included in the Borrower’s Form S-4 Registration Statement filed with the U.S. Securities Exchange Commission on March 5, 2010.

(b)           Since December 31, 2010, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05     Properties.  (a)  As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned by each Loan Party and has a net book value in excess of the U.S. Dollar Amount of U.S. $1,000,000 or leased or subleased by each Loan Party pursuant to a lease or sublease with annual net rent in excess of the U.S. Dollar Amount of U.S. $1,000,000.  Except as set forth in Schedule 3.05, each of such leases and subleases with annual rents and other payments equal to or in excess of the U.S. Dollar Amount of U.S. $10,000,000 is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party, and to the knowledge of any Responsible Officer of either Loan Party, by any other party, to any such lease or sublease exists.  Each of the Loan Parties and the Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests (except for any subleases or sublicenses of such property which have been disclosed in writing to the Administrative Agent and where the book value thereof or annual rents and other payments in respect thereof are less than the U.S. Dollar Amount of U.S. $10,000,000) in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, in each case, free of all Liens other than those permitted by Section 6.02.  With respect to owned, leased or subleased properties where the book value, annual rents or other payments are less than the U.S. Dollar Amount of U.S. $10,000,000, no more than the U.S. Dollar Amount of U.S. $50,000,000 in the aggregate of such properties fail to comply with this Section 3.05.

(b)           Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party or such Restricted Subsidiary, as applicable, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06     Litigation, Environmental and Labor Matters.  (a)  Other than those items identified in Schedule 3.06(a) hereto, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer, threatened in writing against or affecting any Loan Party or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.  There are no strikes, lockouts, slowdowns, or other labor controversies pending against or, to the knowledge of any Responsible Officer, threatened in writing against or affecting any Loan Party or any Restricted Subsidiary which has or threatens to have a material impact on the Lenders.

(b)           Other than those items identified in Schedule 3.06(b) hereto and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license, certificate of approval or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received, through a Responsible Officer thereof, written notice of any claim with respect to any Environmental Liability or (iv) knows, through a Responsible Officer thereof, of any basis for any Environmental Liability.

(c)           None of the Loan Parties or the Restricted Subsidiaries is in default under or not in compliance with any law, regulation, rule or order, or any obligation under any agreement or instrument, where the failure to comply therewith has a Material Adverse Effect.

SECTION 3.07     Compliance with Laws and Agreements.  Each of the Loan Parties and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08     Investment Company Status.  None of the Loan Parties or the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09     Taxes.  Each Loan Party and each Restricted Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed (including, without limitation, all U.S. Federal tax returns), and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party or Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10     ERISA.  Schedule 3.10(a) is a complete and correct list of, and separately identifies, all (a) Pension Plans, (b) Multiemployer Plans and (c) Retiree Welfare Plans in effect on the Effective Date.  Except as described in Schedule 3.10(a), each Benefit Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined to be so qualified, and each trust related to such Benefit Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status.  With respect to each Pension Plan, the Loan Parties and all ERISA Affiliates have satisfied the minimum funding standard under Section 412(a) of the Code and paid all minimum required contributions and all required installments on or before the due dates provided under Section 430(j) of the Code except to the extent that failure to do so could not reasonably be expected to result in the imposition of a lien corresponding with an obligation in excess of the U.S. Dollar Amount of U.S. $20,000,000 or the institution of termination proceedings by the PBGC.  With respect to each Multiemployer Plan, the Loan Parties and all ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates except to the extent that failure to do so could not reasonably be expected to result in the imposition of any withdrawal liability in excess of the U.S. Dollar Amount of U.S. $50,000,000.  Except for events, acts and failures to act that would not reasonably be expected to result in liabilities in excess of the U.S. Dollar Amount of U.S. $50,000,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing, pending or threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party or ERISA Affiliate incurs or otherwise has or could have an obligation or any liability and (z) no ERISA Event is reasonably expected to occur.  Except as disclosed in the financial statements delivered to the Lenders prior to the Effective Date, the aggregate costs of benefits to be provided under all Retiree Welfare Plans and all Nonqualified Deferred Compensation Plans could not reasonably be expected to result in a material liability to the Loan Parties during the term of this Agreement.  As of the Effective Date, the Loan Parties have provided the Lenders with copies of the most recent Form 5500 and actuarial report for each Pension Plan, the most recent actuarial report for each Retiree Welfare Plan and an estimate of the December 31, 2009 aggregate liability of all Nonqualified Deferred Compensation Plans.

SECTION 3.11     Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties and their Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, when taken as a whole; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared by Responsible Officers thereof in good faith based upon assumptions believed by such Responsible Officer to be reasonable at the time.

SECTION 3.12     Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13     Solvency.  (a)  Immediately after the consummation of the Transactions to occur on the Effective Date and on each date on which the Borrower remakes its representations and warranties under Section 4.02, (i) the fair value of the assets of the Loan Parties and the Restricted Subsidiaries, at a fair valuation, when taken as a whole, will exceed their debts and liabilities (including without limitation the Obligations), subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties and the Restricted Subsidiaries, when taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts become due and liabilities become absolute and matured; and (iv) the Loan Parties and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)           No Loan Party intends to, or will permit any of its Restricted Subsidiaries to, and no Loan Party believes that it or any of its Restricted Subsidiaries will, incur debts beyond the ability of such Loan Party and its Restricted Subsidiaries, taken as a whole, to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Loan Parties and the Restricted Subsidiaries, taken as a whole, and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of the Loan Parties and the Restricted Subsidiaries, taken as a whole.

SECTION 3.14     No Default.  The Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

SECTION 3.15     Insurance.  Schedule 3.15 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Effective Date.  As of the Effective Date, no Loan Party has received notice of nonpayment of any premiums due with respect to, or cancellation of, any insurance policies described on Schedule 3.15.  All such insurance is offered by financially sound and reputable insurance companies and is in such amounts and covering such properties and risks as are adequate and customary for companies of the same or similar size engaged in the same or similar business and in the same or similar location as the Loan Parties and the Restricted Subsidiaries.

SECTION 3.16     No Burdensome Restrictions.  No Loan Party or Restricted Subsidiary is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.17     Liens; Security Interest in Collateral.  There are no Liens on any of the real or personal properties of any Loan Party or Restricted Subsidiary other than those Liens permitted under Section 6.02.  Subject to the Security Agreement and the U.S. $50,000,000

allowance described in clause (q) of Article VII, the provisions of this Agreement and the other Loan Documents create legal, valid and perfected Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) to the extent permitted under Section 6.02 and (b) in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.18     Patriot Act, etc.  The Loan Parties and their Subsidiaries are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

SECTION 3.19     Employment Matters.  The hours worked by and any payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in material violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable Federal, state, provincial, local or foreign law dealing with such matters, other than such violations where the sole remedy thereof is the payment of damages which, in the aggregate, do not exceed the U.S. Dollar Amount of U.S. $25,000,000.  All material payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Party or such Restricted Subsidiary.

ARTICLE IV

Conditions

SECTION 4.01     Effective Date.  This Agreement and the rights and obligations of the parties hereunder will become effective on the date on which each of the following conditions has been satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Foley & Lardner LLP, counsel for the Loan Parties, substantially in the form of Exhibit B, and, as applicable, local real estate and foreign counsel.  The Borrower hereby requests such counsel to deliver such opinions.

(c)           The Administrative Agent shall have received those agreements, documents and certificates listed in the list of closing documents attached hereto as Exhibit E.

(d)           The representations and warranties of the Loan Parties set forth in each Loan Document shall be true and correct in all material respects on and as of the Effective Date.

(e)       No injunction or temporary restraining order exists and no litigation has commenced or is otherwise pending which would prohibit the effectiveness hereof or the extension of any Loan or issuance of any Letter of Credit.

(f)            The Administrative Agent shall have received evidence that all regulatory, legal and other third-party approvals necessary, or, in its reasonable discretion, advisable, in connection with the Transactions and the continuing operations of the Borrower and the Restricted Subsidiaries shall have been obtained and be in full force and effect.

(g)           The Administrative Agent shall have a first priority perfected security interest in the Collateral, subject to Permitted Liens, as required by the Collateral Documents.

(h)       The Administrative Agent, the Lenders and their respective Affiliates shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.  All “Obligations” owing by the “Canadian Borrower” (each as defined in the Existing Credit Agreement) shall be paid in full. In addition, all “Term Loans” outstanding under the Existing Credit Agreement, together with all accrued and unpaid interest thereon, shall have been repaid in full and each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, “Swap Obligations”, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement) .

(i)            The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) subject to Section 9.12, satisfactory financial statement projections through and including the Borrower’s 2016 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(j)            No Default shall have occurred or shall be continuing.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02     Each Credit Event.  Subsequent to the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Loan Parties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself, the other Loan Parties and the Restricted Subsidiaries, covenants and agrees with the Lenders that, on and after the Effective Date:

SECTION 5.01     Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within ninety (90) days after the end of each Fiscal Year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such Fiscal Year would be required to be filed under the rules and regulations of the U.S. Securities and Exchange Commission, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that all financials provided under this Section 5.01 shall include financial information for all Consolidated Financial Covenant Entities;

(b)           within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter would be required to be filed under the rules and regulations of the U.S. Securities and Exchange Commission, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that all financials provided under this Section 5.01 shall include financial information for all Consolidated Financial Covenant Entities;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11, (iii) at any time any Subsidiary shall be designated as an Unrestricted Subsidiary, setting forth a condensed consolidating balance sheet and related income statement (including depreciation and amortization) for (A) the Borrower and the Restricted Subsidiaries taken as a whole and (B) the Unrestricted Subsidiaries taken as a whole and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which has had a material effect on such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under clause (a) above, if such certificate is available (with the Borrower using commercially reasonably efforts to obtain such certificates), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary thereof with the U.S. Securities and Exchange Commission (if applicable), or any Governmental Authority succeeding to any or all of the functions of said Commission (if applicable), or with any national securities exchange (if applicable), provided that such materials shall be deemed delivered on the date when they become publically available at no cost on EDGAR;

(f)            on each Free Cash Flow Prepayment Date, a certificate from a Financial Officer of the Borrower indicating whether a Prepayment Event has occurred on such date and certifying the manner in which the Total Leverage Ratio, and, if applicable, Free Cash Flow and any resulting prepayment were calculated, which certifications shall be in form and substance reasonably satisfactory to Administrative Agent; and

(g)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or Subsidiary thereof, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02     Notices of Material Events.  The Borrower (without duplication) will furnish to the Administrative Agent written notice of the following:

(a)           the occurrence of any Default (such notice to be provided within two (2) Business Days after a Responsible Officer becomes aware of such occurrence);

(b)           the filing of any pleading, notice of appeal, communication of counsel or other document regarding any legal action or potential legal action or the commencement of any action, suit or proceeding, by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Restricted Subsidiary that if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           promptly, and in any event within five (5) days after (i) the failure to pay a minimum required contribution or installment to a Pension Plan on or before the due date provided under Section 430 of the Code; (ii) the failure to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; (iii) the occurrence of an ERISA Event with a notice describing such ERISA Event, and any action that any Loan Party or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Pension Plan pertaining thereto; and (iv) any officer of any Loan Party or any ERISA Affiliate knows or has reason to know, a Pension Plan is in “at risk” status within the meaning of Section 430(j) of the Code, except as disclosed in writing by the Borrower to the Administrative Agent prior to the Effective Date; and

(d)           any other development that to the knowledge of a Responsible Officer results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03     Existence; Conduct of Business.  Except as otherwise permitted by Section 3.01, the Borrower will, and will cause each other Loan Party and each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04     Payment of Obligations.  The Borrower will, and will cause each other Loan Party and each Restricted Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05     Maintenance of Properties; Insurance.  The Borrower will, and will cause each other Loan Party and each Restricted Subsidiary to, except with respect to Plants Designated for Closure or Sale, Historical Used Equipment, Transcontinental Transaction Retained Assets and property described in Section 6.03(a)(v)(B), (a) keep and maintain all property (including all Collateral) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers insurance in such amounts and covering such properties and risks as are adequate and customary for companies of the same or similar size engaged in the same or similar business and in the same or similar location as the Loan Parties and Restricted Subsidiaries.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets (other than the assets securing the Senior Secured Notes, the Polish Subsidiary Credit Facility, the Existing Leveraged Leases or Permitted Private Placement Debt) and business interruption insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.  In the event any Loan Party or any Restricted Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Borrower (x) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, provided that notification requirement shall not apply at any time when the Total Leverage Ratio is no greater than 3.00 to 1.00 and (y) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.06     Books and Records.  The Borrower will, and will cause each other Loan Party and each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respects.  The Borrower will, and will cause each other Loan Party and each Restricted Subsidiary thereof to, permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I and Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ and Restricted Subsidiaries’ assets for internal use by the Borrower, the Administrative Agent and the Lenders.

SECTION 5.07     Compliance with Laws and Material Contractual Obligations.  The Borrower will, and will cause each other Loan Party and each Restricted Subsidiary to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case with respect to each of clause (i) and clause (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08     Use of Proceeds.  The proceeds of the Term Loans, Revolving Loans and Swingline Loans will be used to: (i) finance the working capital needs and general corporate purposes of the Loan Parties and the Restricted Subsidiaries in the ordinary course of business; (ii) to refinance Indebtedness to the extent otherwise permitted hereunder; and (iii) to consummate Permitted Acquisitions and make Restricted Payments permitted under Section 6.07.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09     Loan Party Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)           As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) after any Subsidiary qualifies independently as, or is designated by the Borrower or the Administrative Agent as, a Loan Party Guarantor pursuant to the definitions of “Material Domestic Subsidiary” and “Loan Party Guarantor”, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Loan Party Guarantor to deliver to the Administrative Agent a joinder to each of the Loan Party Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, to be accompanied by appropriate corporate resolutions, other corporate documentation, other Collateral Documents to the extent contemplated by this Section 5.09 or the Security Agreement, and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  The Borrower shall cause each such Person to be designated as a Loan Party at the time the aforementioned deliveries are made.  Such Person also shall constitute a Restricted Subsidiary during the period it constitutes a Loan Party.  If any Loan Party Guarantor ceases to be a Material Domestic Subsidiary at any time, the Borrower may request that such Subsidiary be released from its guaranty, and the Administrative Agent, upon receipt of evidence in form and substance reasonably satisfactory to it that such Loan Party Guarantor is no longer a Material Domestic Subsidiary, shall release such Subsidiary from its guaranty and release the liens on and security interests in the assets of such Subsidiary (in each case at the Borrower’s expense).  The Borrower may designate in writing Subsidiaries which do not qualify as Material Domestic Subsidiaries as Loan Party Guarantors, and the Borrower shall cause such Persons to become subject to all applicable Collateral Documents and other Loan Documents.  The Administrative Agent shall, upon written request by the Borrower and at the Borrower’s cost and expense, release from the Collateral Documents and other Loan Documents any Subsidiary which is not a Material Domestic Subsidiary, including, without limitation, any Subsidiary which no longer qualifies as a Material Domestic Subsidiary pursuant to the definition thereof.  The Lenders hereby authorize the Administrative Agent to release such a Subsidiary from the Loan Party Guaranty and its Collateral Documents; provided, that if such Subsidiary subsequently qualifies as a Material Domestic Subsidiary pursuant the definition thereof, such Subsidiary shall be required to re-deliver a joinder to the Loan Party Guaranty and its Collateral Documents.

(b)           The Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether real (subject to Section 5.09(c) below), personal, tangible, intangible, or mixed), to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 and any exceptions thereto permitted in the Security Agreement.  Without limiting the generality of the foregoing, the Borrower will (i) subject to Section 5.09(e) below, cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (ii) if required pursuant to paragraph (c) of this Section, will, and will cause each Loan Party to, promptly deliver Mortgages and Mortgage Instruments with respect to any real property (including, for purposes hereof, the real properties with the street addresses of 56 Duplainville Road, Saratoga Springs, NY 12866, and 871 Baker Road, Martinsburg, WV 25401) owned by such Loan Party to the extent, and within such time period as is, reasonably required by the Administrative Agent.

(c)           Without limiting the foregoing, the Borrower will, and will cause each Loan Party and each of the Subsidiaries thereof to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, hypothecs and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower; provided, however, that no Mortgage or Mortgage Instruments shall be required with respect to any leasehold property (with the understanding that, for purposes hereof, the real properties with the street addresses of 56 Duplainville Road, Saratoga Springs, NY 12866, and 871 Baker Road, Martinsburg, WV 25401 shall not constitute leasehold properties) or any real property owned or acquired by any Loan Party on or after the Effective Date if the book value therefor is less than the U.S. Dollar Amount of U.S. $10,000,000 or if the cost of perfecting a Lien in such property, in the Administrative Agent’s sole discretion, is excessive in light of the value of such property.

(d)           If any assets (excluding any real property or improvements thereto or any interest therein (unless required pursuant to paragraph (c) of this Section) are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), with respect to which additional action is required to perfect the Lien or security interest of the Administrative Agent, the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, and if the cost of perfecting a Lien in such property, in the Administrative Agent’s sole discretion, is not excessive in light of the value of such property, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.  Notwithstanding the foregoing, the Administrative Agent shall not receive a Lien on any asset constituting an “Excluded Asset” under and as defined in the Security Agreement or any Permitted Note Collateral.

(e)           No Loan Party shall be required to deliver Collateral Documents governed by the laws of the jurisdiction of organization of a First Tier Foreign Subsidiary in respect of the pledge to the Administrative Agent of Equity Interests in such First Tier Foreign Subsidiary unless such First Tier Foreign Subsidiary is a Material Foreign Subsidiary.  No Loan Party shall otherwise be required to take any actions to perfect the Administrative Agent’s Lien in such First Tier Foreign Subsidiary’s Equity Interests other than such Loan Party’s entry into the Security Agreement and the filing of a UCC-1 financing statement against such Loan Party which includes such Equity Interests as part of the collateral subject thereto.

SECTION 5.10     Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

(a)           Each of the Borrower’s Subsidiaries shall be designated as a Restricted Subsidiary or an Unrestricted Subsidiary at all times.  Schedule 3.01 set forth such designations for the Borrower’s Subsidiaries as of the Effective Date.  Each Subsidiary that is acquired or formed (including by way of merger or consolidation) after the Effective Date shall be deemed to be designated as a Restricted Subsidiary at the time of acquisition or formation thereof unless it is designated as an Unrestricted Subsidiary by written notice to the Administrative Agent not less than ten (10) Business Days’ prior to the acquisition or formation thereof, with the understanding that the Borrower may change such designation in accordance with the following.  Upon at least ten (10) Business Days’ prior written notice to the Administrative Agent, and subject to satisfaction of the following requirements, the Borrower may at any time and from time to time change a Subsidiary’s designation as a Restricted Subsidiary or an Unrestricted Subsidiary:

(i)            No such change in designation shall be made unless, immediately before and after such change, no Default shall have occurred and be continuing or shall otherwise result therefrom;

(ii)           Immediately after giving effect to such change, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.11 (and, as a condition precedent to the effectiveness of any such change, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such compliance);

(iii)          No Unrestricted Subsidiary shall be re-designated as a Restricted Subsidiary unless at least one full Fiscal Quarter has passed since the Fiscal Quarter in which such Unrestricted Subsidiary was designated as such;

(iv)          The designation for a Subsidiary (other than a Material Domestic Subsidiary) as a Restricted Subsidiary or an Unrestricted Subsidiary shall not be changed at any time the Total Leverage Ratio (before and after giving effect to the proposed re-designation on a Pro Forma Basis) is equal to or greater than 3.25 to 1.00.  The designation for a Material Domestic Subsidiary as a Restricted Subsidiary shall not be changed at any time the Total Leverage Ratio (before and after giving effect to the proposed re-designation on a Pro Forma Basis) is equal to or greater than 3.00 to 1.00;

(v)           No Restricted Subsidiary shall be designated as an Unrestricted Subsidiary unless after giving effect thereto the aggregate amount of all such designations, when taken together with all other Restricted Intercompany Transactions, shall not exceed the Restricted Intercompany Transaction Amount; provided, that (A) in the case of any designation of a Material Domestic Subsidiary as an Unrestricted Subsidiary, the amount of such designation shall be deemed to be an amount (not less than zero) equal to the total assets of such Subsidiary minus the outstanding funded debt of such Subsidiary as of the date of such designation and (B) in the case of any designation of a Restricted Subsidiary (other than a Material Domestic Subsidiary) as an Unrestricted Subsidiary, the amount of such designation shall be deemed to be an amount (not less than zero) equal to the book net worth of such Subsidiary as of the date of such designation;

(vi)          No Material Domestic Subsidiary shall be designated as an Unrestricted Subsidiary without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld); provided, that the Borrower shall have certified to the Administrative Agent in writing, and in a manner reasonably acceptable to the Administrative Agent (including supporting detail therefor, if so requested by the Administrative Agent), that, after giving effect to such designation (and the removal of such Loan Party Guarantor as a Material Domestic Subsidiary) on a Pro Forma Basis, no Restricted Subsidiary that is not a Loan Party Guarantor shall constitute (or be required to be designated as) a Material Domestic Subsidiary in accordance with the definition thereof; provided, further, that the Administrative Agent is authorized by the Lenders to release any Loan Party Guarantor designated as an Unrestricted Subsidiary pursuant to this clause (vi) from the Loan Party Guaranty and to release its Liens on the assets of such Loan Party Guarantor; and

(vii)         No Subsidiary that is designated as a “Restricted Subsidiary” under the Senior Secured Notes or any other Indebtedness of the Borrower or any Subsidiary shall be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” under the Senior Secured Notes and all such other Indebtedness.

(b)           Each Subsidiary that constitutes an Unrestricted Subsidiary shall be treated as a third-party that is a non-Affiliate, and shall not receive the benefit of any provision allowing for transactions between the Borrower and the Restricted Subsidiaries. The Borrower’s or any Subsidiary’s investment in an Unrestricted Subsidiary shall constitute an investment in a non-Affiliated third party that is subject to Section 6.04.

(c)           If, at any time, any Unrestricted Subsidiary fails to meet any requirements of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Agreement and shall thereafter constitute a Restricted Subsidiary, with all of its Indebtedness, Liens, Investments and other actions and transactions being subject to the terms of this Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower, for itself, the other Loan Parties and the Restricted Subsidiaries, covenants and agrees with the Lenders that, on and after the Effective Date:

SECTION 6.01     Indebtedness.  No Loan Party will, or will permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           the Secured Obligations;

(b)           Indebtedness and guarantees thereof existing on the date hereof and set forth in Schedule 6.01(b) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (without giving effect to accrued interest, fees or transaction costs with respect to such Indebtedness);

(c)           the Senior Secured Notes and the Existing Leveraged Leases, in each case together with extensions, increases (including subsequent issuances), renewals and replacements thereof; provided, that no such extension, renewal, increase or replacement shall be consummated in contravention of the agreements, documents and instruments evidencing the Senior Secured Notes or the Existing Leveraged Leases, as applicable;

(d)           Indebtedness of any Loan Party or any Restricted Subsidiary to any Loan Party or any Restricted Subsidiary; provided that such Indebtedness is permitted under Section 6.04;

(e)           Guarantees by a Loan Party or any Restricted Subsidiary of Indebtedness of any Loan Party, any Subsidiary, any Affiliate of any Loan Party or Restricted Subsidiary, or any Person in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof; provided that (i) any such Indebtedness of any Loan Party or Restricted Subsidiary so Guaranteed is permitted by this Section 6.01, (ii) such Guarantees are permitted under Section 6.04, and (iii) Guarantees permitted under this clause (e) shall be subordinated to the Secured Obligations of the applicable Loan Party or Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(f)            Indebtedness of any Loan Party or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (without giving effect to accrued interest, fees or transaction costs with respect to such Indebtedness); provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the Borrower is in compliance on a Pro Forma Basis with Section 6.11 after the incurrence thereof;

(g)           Indebtedness of any Loan Party or any Restricted Subsidiary as an account party in respect of (i) trade letters of credit or (ii) constituting obligations in respect of Swap Obligations and hedging and swap arrangements permitted under Section 6.05;

(h)           Unsecured Indebtedness and Subordinated Indebtedness of the Loan Parties so long as the Borrower shall be in compliance with Section 6.09 and with Section 6.11 on a Pro Forma Basis;

(i)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(j)            Indebtedness of any Loan Party or any Restricted Subsidiary as an account party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(k)           the Polish Subsidiary Credit Facility, together with extensions, increases, renewals and replacements thereof (with the Borrower being in compliance on a Pro Forma Basis with Section 6.11 after any incurrence thereunder or increase in the aggregate principal amount thereof);

(l)                                     Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries so long as the aggregate principal amount thereof, when aggregated (without duplication) with the aggregate principal amount of all guarantees permitted under Section 6.04(e)(i), does not at any time exceed the Permitted Foreign Subsidiary Indebtedness Amount; provided, that the Borrower is in compliance, on a Pro Forma Basis, with Section 6.11 after any incurrence of such Indebtedness or increase in the aggregate principal amount of such Indebtedness;

(m)                               Indebtedness incurred under industrial revenue bonds so long as not in contravention with Section 6.02;

(n)                                 Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Permitted Receivables Facilities so long as the Attributable Receivables Indebtedness thereunder does not exceed the U.S. Dollar Amount of U.S. $300,000,000 at any time; provided, however, that (1) no more than the U.S. Dollar Amount of U.S. $200,000,000 of such Attributable Receivables Indebtedness shall be incurred pursuant to Permitted Receivables Facilities entered into at any time the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis, and with the Total Leverage Ratio giving effect, on a Pro Forma Basis, to any fundings or purchases to be made under such Permitted Receivables Facilities), (2) the availability of such U.S. $200,000,000 amount shall be reduced by the aggregate of all Attributable Receivables Indebtedness incurred when the Total Leverage Ratio was less than 3.00 to 1.00, and (3) at any time the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 and Permitted Receivables Facilities are outstanding, the excess of aggregate Revolving Commitments over aggregate Revolving Credit Exposures shall be at least U.S. $100,000,000 (with the Borrower having up to sixty (60) days to comply with this clause (3) after the date on which the Total Leverage Ratio is equal to or greater than 3.00 to 1.00);

(o)                                 Operating leases classified as Indebtedness under GAAP;

(p)                                 Indebtedness evidencing Sale and Leaseback Transactions permitted under Sections 6.03 and 6.10;

(q)                                 Indebtedness permitted under Section 6.04;

(r)                                    Permitted Private Placement Debt so long as the Borrower is in compliance, on a Pro Forma Basis, with Section 6.11 immediately before and after any incurrence of such Indebtedness and no Default is then outstanding or would result therefrom;

(s)                                  Permitted Term Debt so long as the Borrower is in compliance, on a Pro Forma Basis, with Section 6.11 immediately before and after any incurrence of such Indebtedness and no Default is then outstanding or would result therefrom;

(t)                                    Permitted Acquisition Debt; and

(u)                                 Indebtedness arising under Permitted Corporate Restructuring Transactions.

In addition to the foregoing, subsequent to the Collateral Release, the Borrower shall not at any time permit (A) Priority Debt (as defined in Schedule II of the Senior Secured Note Agreement

(as in effect on the date hereof) (a copy of which is attached hereto as Exhibit I)) to exceed an amount equal to 15% of Consolidated Net Worth (as defined in the Senior Secured Note Agreement as in effect on the date hereof) unless (1) the Required Lenders approve the applicable excess Indebtedness and Liens and (2) the Administrative Agent and the Holders of Secured Obligations are equally and ratably secured therewith on terms and conditions and pursuant to documentation acceptable to the Required Lenders; provided, that such equal and ratable Liens, if granted at all, shall be granted within 30 days after the incurrence of the excess Indebtedness and Liens, (B) the aggregate outstanding principal amount of Indebtedness of Domestic Subsidiaries (other than (1) Indebtedness described in Section 6.01(a), (d), (f), (g)(i), (i), (j), (m), (n), (o), (p) or (u), (2) Guarantees by a Loan Party Guarantor of Indebtedness of the Borrower permitted under this Section 6.01 or (3) Guarantees permitted under the following clause (C)) to exceed the U.S. Dollar Amount of $250,000,000 or (C) the aggregate principal amount of the Guarantees of Indebtedness by a Loan Party in respect of Indebtedness owing by any Foreign Subsidiary, any Affiliate of a Loan Party organized under the laws of a jurisdiction other than the United States of America (or political subdivision thereof) or any Person that is organized under the laws of a jurisdiction other than the United States of America (or political subdivision thereof) and in which a Loan Party or Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof to exceed the U.S. Dollar Amount of $200,000,000; provided, further, that the Loan Parties also shall be permitted to guaranty, in excess of the foregoing limitation, up to the U.S. Dollar Amount of U.S. $100,000,000 of Indebtedness owing under the Polish Subsidiary Credit Facility so long as the Indebtedness so guaranteed is permitted under Section 6.01(k).

SECTION 6.02              Liens.  No Loan Party will, or will permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens created pursuant to any Loan Document;

(b)                                 Permitted Encumbrances;

(c)                                  any Lien on any property or asset of any Loan Party or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Restricted Subsidiary unless permitted elsewhere under this Section 6.02, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (without giving effect to accrued interest, fees or transaction costs with respect to such Indebtedness), except for such increases as may be permitted under Section 6.01(k) or (l);

(d)                                 any Lien on Existing Leveraged Lease Collateral that secures Indebtedness evidenced by the Existing Leveraged Leases and that is permitted under Section 6.01(c), together with any Lien on any other property or asset of a Loan Party or Restricted Subsidiary that is permitted elsewhere under this Section 6.02 and that is used to secure such Indebtedness in respect of the Existing Leveraged Leases that is permitted under Section 6.01(c);

(e)                                  Liens on property or assets acquired by a Loan Party or a Restricted Subsidiary after the Effective Date; provided, that (i) the aggregate principal amount of Indebtedness secured thereby does not exceed the U.S. Dollar Amount of U.S. $200,000,000 at any time, and (ii) with respect to any such Liens securing Indebtedness owing by the Borrower or a Domestic Subsidiary thereof that is a Restricted Subsidiary, the aggregate principal amount of such Indebtedness owing by the Borrower and all such Domestic Subsidiaries that are Restricted Subsidiaries does not exceed the U.S. Dollar Amount of U.S. $100,000,000 at any time, and the aggregate net book value of the property or assets owned by the Borrower and the Domestic Subsidiaries that is subject to such Liens does not exceed the U.S. Dollar Amount of U.S. $100,000,000 at any time;

(f)                                    Liens on the assets or property of any Loan Party or any Restricted Subsidiaries in connection with Sale and Leaseback Transactions that comply with the requirements of Section 6.10;

(g)                                 Liens on fixed or capital assets acquired, constructed or improved by any Loan Party or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets; and (iv) such security interests shall not apply to any other property or assets of any Loan Party or any Restricted Subsidiary;

(h)                                 Liens arising under Permitted Receivables Facilities where the Attributable Receivable Indebtedness thereunder is permitted under Section 6.01(n);

(i)                                     Liens securing the Polish Subsidiary Credit Facility to the extent the Indebtedness in respect thereof is permitted under Section 6.01(k); provided, that only assets owned by the Polish Subsidiary shall secure the Polish Subsidiary Credit Facility;

(j)                                     Liens securing hedging obligations of Loan Parties arising under non-speculative natural gas swaps; provided, that (x) no more than the U.S. Dollar Amount of U.S. $50,000,000 in the aggregate of such obligations (as determined based on the termination value thereof) shall be owing to any Person that is not a Holder of Secured Obligations and (y) such obligations owing to non-Holders of Secured Obligations shall be secured solely with cash and cash equivalents;

(k)                                  Liens securing obligations owing under and in connection with industrial revenue bonds; provided, that no more than the U.S. Dollar Amount of U.S. $50,000,000 in aggregate principal amount of such bonds may be secured pursuant to this clause;

(l)                                     Liens securing the Senior Secured Notes and Permitted Private Placement Debt; provided, that (i) no assets other than Permitted Note Collateral shall secure the Senior Secured Notes and the Permitted Private Placement Debt and (ii) equipment and real estate constituting or required to constitute Collateral (and so not listed on Schedule 1.01(a)) may secure the Senior Secured Notes and Permitted Private Placement Debt only if the aggregate net book value thereof, when taken together with all assets sold, transferred or assigned during the applicable Fiscal Year pursuant to Section 6.03(a)(v)(F), does not exceed the Annual Asset Sale Limitation; provided, further, that the Administrative Agent is hereby authorized by the Lenders to release its Lien upon the applicable equipment and real estate if no Default is then outstanding or would result therefrom, and the Borrower has certified to the Administrative Agent in writing, and in a manner reasonably acceptable to the Administrative Agent (including supporting detail therefor, if so requested by the Administrative Agent), that the requirements of this Section 6.02(l) have been satisfied;

(m)                               Liens securing Permitted Term Debt; provided, that if the Borrower or applicable Restricted Subsidiary wishes to grant a Lien on Collateral to secure Permitted Term Debt, then such Lien shall only be permitted hereunder and may only remain outstanding if the Secured Obligations are secured equally and ratably with such Permitted Term Debt, and the holders of such Permitted Term Debt shall at all times be subject to an intercreditor agreement with the Administrative Agent, on behalf of the Lenders, that is in form and substance acceptable to the Required Lenders;

(n)                                 Liens securing Indebtedness of Foreign Subsidiaries permitted under Section 6.01(l), which Liens are granted upon assets of Foreign Subsidiaries;

(o)                                 Liens securing Permitted Acquisition Debt on, as applicable, the assets subject to the related Permitted Acquisition or the assets of a Restricted Subsidiary subject to the related Permitted Acquisition; and

(p)                                 Liens on assets of the Loan Parties and the Restricted Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness subject to such Liens does not exceed the U.S. Dollar Amount of U.S. $75,000,000 in the aggregate at any time.

SECTION 6.03              Fundamental Changes and Asset Sales.

(a)  No Loan Party will, or will permit any Restricted Subsidiary to, merge into, or amalgamate or consolidate with any other Person, or permit any other Person to merge into, or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)                                     any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation; provided that any such merger arising in connection with an Acquisition shall not be permitted unless also permitted by Section 6.04;

(ii)                                  (a) any Restricted Subsidiary may merge into or amalgamate with a Loan Party in a transaction in which the surviving entity or successor entity is a Loan Party; provided, however, that (1) any such merger involving the Borrower must result in the Borrower as the survivor thereof, and (2) if arising in connection with an Acquisition, shall not be permitted unless also permitted by Section 6.04, and (b) any non-Loan Party Subsidiary that is a Restricted Subsidiary may merge into or amalgamate with another non-Loan Party Subsidiary that is a Restricted Subsidiary; provided, that, if arising in connection with an Acquisition, shall not be permitted unless also permitted by Section 6.04;

(iii)                               any of the following sales, transfers, leases or other disposition may occur:

(A)                              any Restricted Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(B)                                any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Loan Party;

(C)                                IEDB Transfers;

(D)                               any Restricted Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of its assets to any other Restricted Subsidiary that is not a Loan Party;

(E)                                 any Loan Party may sell, transfer, lease or otherwise dispose of its assets to any Restricted Subsidiary that is not a Loan Party, and any Loan Party or Restricted Subsidiary may sell, transfer lease or otherwise dispose of its assets to any Unrestricted Subsidiary, any Affiliate of any Loan Party or Restricted Subsidiary, or any Person in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof, so long as the aggregate net book value of all such assets, when taken together with all other Restricted Intercompany Transactions, does not exceed the Restricted Intercompany Transactions Amount; and

(F)                                 any Loan Party may sell, transfer, lease or otherwise dispose of Historical Used Equipment to any Restricted Subsidiary that is not a Loan Party, and any Loan Party or Restricted Subsidiary may sell, transfer lease or otherwise dispose of Historical Used Equipment to any Unrestricted Subsidiary, any Affiliate of any Loan Party or Restricted Subsidiary, or any Person in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof;  provided, that the aggregate net book value of all sales, transfers, leases and dispositions made in reliance on this clause (F) shall not exceed (i) the U.S. Dollar Amount of U.S. $125,000,000 at any time the Total Leverage Ratio is less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), and (ii) the U.S. Dollar Amount of U.S. $50,000,000 at any time the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis); provided, further, that if a sale, transfer, lease or disposition was permitted because the Total Leverage Ratio was less than 3.00 to 1.00 (both before and after giving effect thereto on a Pro Forma Basis), but subsequent thereto, the Total Leverage Ratio equals or exceeds 3.00 to 1.00, such sale, transfer, lease or disposition shall remain a permitted transaction under this clause (F), but no further sales, transfers, leases or dispositions shall be permitted hereunder until such time as the Total Leverage Ratio is less than 3.00 to 1.00 and the Loan Parties have not otherwise reached the above-mentioned U.S. $125,000,000 limitation;

(iv)                              the Borrower or any Restricted Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation on Attributable Receivables Indebtedness under Section 6.01(n)) at any time;

(v)                                 the Loan Parties and the Restricted Subsidiaries may:

(A)                              sell inventory in the ordinary course of business;

(B)                                effect sales, trade-ins or dispositions of used, obsolete, scrap, worn out or surplus equipment or property for value if such equipment is located at Plants Designated for Closure or Sale or otherwise in the ordinary course of business consistent with past practice;

(C)                                enter into licenses of technology in the ordinary course of business;

(D)                               sell, transfer, assign, lease or otherwise dispose of owned, or sublease, assign or earlier terminate leases or subleases in connection with leaseholds or subleaseholds for, Plants Designated for Closure or Sale; provided, that the aggregate net book value for all Plants Designated for Closure or Sale that are sold, transferred, assigned, disposed of, leased, subleased or early terminated shall not exceed the U.S. Dollar Amount of U.S. $100,000,000;

(E)                                 (1) consummate the Transcontinental Transaction and (2) effect sales, trade-ins or dispositions of Transcontinental Transaction Retained Assets; and

(F)                                 make any other sales, transfers, leases or dispositions (including Sale and Leaseback Transactions that comply with Section 6.10) that, together with all other property of the Loan Parties and the Restricted Subsidiaries previously leased, sold or disposed of as permitted by this clause (F) during the term of this Agreement, and as determined based on net book value for all property subject to such sales, transfers, leases or other dispositions, does not exceed 35% of Consolidated Total Assets, and with such sales, transfers, leases and dispositions in any Fiscal Year not exceeding 15% of Consolidated Total Assets (the “Annual Asset Sale Limitation”); provided, that (i) Consolidated Total Assets shall be computed based upon the most recently audited financials provided by the Borrower to the Administrative Agent under Section 5.01(a), and (ii) computations of the Borrower’s compliance with this clause (F) shall be made after giving effect to the Asset Sale and Purchase Offset, with the transactions permitted to be credited toward the Asset Sale and Purchase Offset not counting toward the limitations set forth in this clause (F);

provided, further, all sales, transfers, leases and other dispositions permitted under this Section 6.03(a)(v) shall be for fair market value and, other than with respect to clauses (v)(B), (v)(C) (with respect to cross-licensing of technology where the consideration for the issuance of a license is (1) the receipt of a different license of comparable value, (2) the receipt of Equity Interests in a Person (or the enhancement of the value of existing Equity Interests in such Person) or (3) an interest in a joint development arrangement (or the enhancement of value under an existing joint development agreement), in which case no cash consideration is required), (v)(D) and (v)(E), at least 75% of the consideration paid therefor shall be in cash when the Total Leverage Ratio, on a Pro Forma Basis giving effect to the applicable transaction, is equal to or greater than 3.00 to 1.00;

(vi)                              any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in its best interests and is not materially disadvantageous to the Lenders, and, if such Restricted Subsidiary is a Loan Party, such Loan Party’s assets and property (including revenues) are transferred to another Loan Party; and

(vii)                           a Loan Party or any Restricted Subsidiary may engage in Permitted Corporate Restructuring Transactions.

(b)                                 No Loan Party will, or will permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and the Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

SECTION 6.04              Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, or will permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)                                  Permitted Investments;

(b)                                 Permitted Acquisitions (with the understanding that a Loan Party or Restricted Subsidiary may use proceeds of Indebtedness to consummate a Permitted Acquisition so long as such Indebtedness is permitted under the Loan Documents); provided, that all such Permitted Acquisitions of any Person designated as an Unrestricted Subsidiary at the time of such Permitted Acquisition, when aggregated with all other Restricted Intercompany Transactions, shall not at any time exceed the Restricted Intercompany Transactions Amount;

(c)                                  the Transcontinental Transaction;

(d)                                 loans or advances made by:

(i)                                     a Loan Party to another Loan Party;

(ii)                                  a Loan Party to any Restricted Subsidiary that is not a Loan Party, subject to the proviso at the end of this Section 6.04(d);

(iii)                               any non-Loan Party Subsidiary that is a Restricted Subsidiary to a Loan Party;

(iv)                              any non-Loan Party Subsidiary that is a Restricted Subsidiary to any other non-Loan Party Subsidiary that is a Restricted Subsidiary; and

(v)                                 any Loan Party or Restricted Subsidiary to any Unrestricted Subsidiary, any Affiliate of any Loan Party or Restricted Subsidiary, or any Person in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof, subject to the proviso at the end of this Section 6.04(d);

provided, that all such loans and advances covered by (d)(ii) and (d)(v), when aggregated with all other Restricted Intercompany Transactions, shall not at any time exceed the Restricted Intercompany Transactions Amount;

(e)                                  Guarantees of Indebtedness by:

(i)                                     a Loan Party in respect of Indebtedness owing by any Foreign Subsidiary, any Affiliate of a Loan Party organized under the laws of a jurisdiction other than the United States of America (or political subdivision thereof) or any Person that is organized under the laws of a jurisdiction other than the United States of America (or political subdivision thereof) and in which a Loan Party or Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof; provided, that the aggregate principal amount of all such guarantees, when aggregated (without duplication) with the aggregate principal amount of all Indebtedness of Foreign Subsidiaries permitted pursuant to Section 6.01(l), does not at any time exceed the Permitted Foreign Subsidiary Indebtedness Amount;

(ii)                                  a Loan Party in respect of Indebtedness owing by another Loan Party;

(iii)                               a Restricted Subsidiary that is not a Loan Party in respect of Indebtedness owing by a Loan Party or any other Restricted Subsidiary;

(iv)                              a Loan Party in respect of Indebtedness owing by a non-Loan Party Domestic Subsidiary that is a Restricted Subsidiary; provided, that the aggregate principal amount of such guaranty obligations, when taken together with all other Restricted Intercompany Transactions, does not at any time exceed the Restricted Intercompany Transactions Amount; and

(v)                                 a Loan Party or any Restricted Subsidiary that is a Domestic Subsidiary in respect of Indebtedness owing by (A) Domestic Subsidiaries thereof that are Unrestricted Subsidiaries, (B) Affiliates thereof organized under the laws of the United States of America (or political subdivisions thereof) and (C) Persons organized under the laws of the United States of America (or political subdivisions thereof) and in which a Loan Party or Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof; provided, that the aggregate principal amount of such guaranty obligations, when taken together with all other Restricted Intercompany Transactions, does not at any time exceed the Restricted Intercompany Transactions Amount;

(f)                                    investments by the Loan Parties and Restricted Subsidiaries in Equity Interests in Subsidiaries, Affiliates of any Loan Party or Restricted Subsidiary, and Persons in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof (with the aggregate amount of outstanding investments being reduced at any time and from time to time by all dividends, distributions and similar amounts received by the holder of an investment, and by the amount of Net Proceeds received by such holder upon the sale of such investment); provided, that all such investments by Loan Parties in non-Loan Party Restricted Subsidiaries and by Loan Parties and Restricted Subsidiaries in Unrestricted Subsidiaries, Affiliates of any Loan Party or Restricted Subsidiary and Persons in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof (in each case other than Receivables Entities), when aggregated with all other Restricted Intercompany Transactions, shall not at any time exceed the Restricted Intercompany Transactions Amount;

(g)                                 Guarantees constituting Indebtedness permitted by Section 6.01 (other than Guarantees by a Loan Party or any Restricted Subsidiary of Indebtedness of any Loan Party, any Subsidiary, any Affiliate of any Loan Party or Restricted Subsidiary, or any Person in which a Loan Party or other Restricted Subsidiary owns no more than 50% of the voting Equity Interests thereof);

(h)                                 Swap Agreements entered into by any Loan Party or Restricted Subsidiary to the extent permitted by Section 6.05;

(i)                                     any investments, loans or advances existing on the date hereof as set forth on Schedule 6.04;

(j)                                     investments resulting from Permitted Corporate Restructuring Transactions; and

(k)                                  any other investment, guarantee, loan or advance (other than Acquisitions) so long as the aggregate amount of all such investments, guarantees, loans and advances outstanding at any time does not exceed the U.S. Dollar Amount of U.S. $75,000,000 during the term of this Agreement.

SECTION 6.05              Swap Agreements.  No Loan Party will, or will permit any Restricted Subsidiary to, enter into any Swap Agreement or hedging or swap arrangement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any Restricted Subsidiary), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Restricted Subsidiary, and (c) non-speculative foreign currency exchange swaps or hedges.  In addition, no Loan Party or Restricted Subsidiary will incur or otherwise be liable for hedging obligations in an aggregate net amount (based on termination value) in excess of the U.S. Dollar Amount of U.S. $50,000,000 where the counterparty thereto is not a Holder of Secured Obligations and such hedging obligations arise under non-speculative natural gas swaps.

SECTION 6.06              Transactions with Affiliates.  No Loan Party will, or will permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b)

transactions between or among the Loan Parties and wholly owned Restricted Subsidiaries not involving any other Affiliate, or transactions between two non-Loan Party Subsidiaries that are Restricted Subsidiaries, (c) any Indebtedness incurred in accordance with Section 6.01, (d) any Restricted Payment permitted by Section 6.07, (e) any Permitted Investment, (f) compensation of officers, directors and employees in connection with their services to Loan Parties and Restricted Subsidiaries, including, without limitation, the provision of services to or for the direct or indirect benefit of such officers, directors and employees so long as such services are provided at prices and on terms and conditions not more favorable than those that could be obtained on an arm’s-length basis from unrelated third parties and (g) any transaction with an Unrestricted Subsidiary constituting a Restricted Intercompany Transaction permitted hereunder or otherwise permitted pursuant to Section 6.04(k).

SECTION 6.07              Restricted Payments.  No Loan Party will, or will permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                                  the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b)                                 Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c)                                  the Borrower and the Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower or such Restricted Subsidiaries;

(d)                                 the following repurchases of Equity Interests may occur so long as no Event of Default is then outstanding or would result therefrom and reasonable consideration is given therefor: (1) a non-Loan Party may repurchase its Equity Interests from a Loan Party, (2) a Loan Party may repurchase its Equity Interests from another Loan Party, (3) a non-Loan Party may repurchase its Equity Interests from another non-Loan Party, (4) a Loan Party may repurchase its Equity Interests from a non-Loan Party Restricted Subsidiary and (5) a Loan Party or Restricted Subsidiary may repurchase its Equity Interests from an Unrestricted Subsidiary, so long as, solely for purposes of the foregoing clauses (4) and (5), the aggregate consideration therefor, when taken together with all other Restricted Intercompany Transactions, does not exceed the Restricted Intercompany Transactions Amount;

(e)                                  Restricted Payments under Permitted Corporate Restructuring Transactions;

(f)                                    Subchapter S Payments; and

(g)                                 in addition to the foregoing, so long as no Default is then outstanding or would result therefrom and the Borrower, on a Pro Forma Basis after giving effect to the applicable Restricted Payment, is in compliance with Section 6.11, the Borrower may make Restricted Payments not otherwise provided for in this Section 6.07; provided, however, at any time the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 (including, without limitation, on a Pro Forma Basis immediately before and after giving effect to the applicable Restricted Payment), then the aggregate amount of such Restricted Payments in any Fiscal Year shall be limited to the U.S. Dollar Amount of U.S. $120,000,000 (with such U.S. $120,000,000 restriction being suspended at any time the Total Leverage Ratio, on a Pro Forma Basis, returns to less than 3.00 to 1.00).

Any principal payment made in respect of Subordinated Indebtedness or Unsecured Indebtedness shall reduce on a dollar-for-dollar basis the amounts available for Restricted Payments under Section 6.07(g).

SECTION 6.08              Restrictive Agreements.  Except for agreements set forth on Schedule 6.08, no Loan Party will, or will permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or, with respect to any Loan Party, to make or repay loans or advances to any Loan Party or any other Restricted Subsidiary or to Guarantee Indebtedness of any Loan Party or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not prohibit any Foreign Subsidiary that is a Restricted Subsidiary from entering into agreements that contain financial covenants which require compliance with financial tests without explicitly addressing the ability of such Foreign Subsidiary to take any action described in clause (b) of this section, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions or conditions imposed by an agreement evidencing Indebtedness permitted under this Agreement so long as such restrictions and conditions permit and do not limit or restrict the financings evidenced by the Loan Documents (including all grants of Collateral in connection herewith and all payments of principal, interest, fees, costs and expenses required hereby), and so long as such restrictions and conditions, taken as a whole, are not more restrictive or limiting than those set forth in the Loan Documents (with the understanding that customary covenants in public debt or Rule 144A offerings shall not be deemed to be more restrictive).

SECTION 6.09              Subordinated Indebtedness/Unsecured Indebtedness.  No Loan Party or Restricted Subsidiary shall incur, be liable for, guaranty or otherwise be subject to Subordinated Indebtedness or Unsecured Indebtedness unless: (i) such Subordinated Indebtedness or Unsecured Indebtedness has a final maturity date that occurs at least 180 days after the Term B Loan Maturity Date; (ii) the representations, warranties, covenants and events of default set forth in the agreements, documents and instruments evidencing such Subordinated Indebtedness or Unsecured Indebtedness are not more onerous or restrictive in any material respect than those set forth in the Loan Documents (with the understanding that any financial covenant, negative covenant or event of default that is more onerous or restrictive (or, with respect to events of default, is triggered more quickly or is tied to a standard that is more easily violated than one set forth in the Loan Documents) shall be automatically deemed to be material for purposes hereof); (iii) with respect to both the Unsecured Indebtedness and the Subordinated Indebtedness, no principal prepayment thereof or defeasance, purchase, redemption, retirement or acquisition thereof (whether voluntary or mandatory) shall be made unless a Restricted Payment under Section 6.07(g) of this Agreement may be made and would be permitted (as determined on a Pro Forma Basis) on the date of such principal payment, and then only in an amount not in excess of the amount of such Restricted Payment that would be permitted; (iv) with respect to Unsecured Indebtedness, the agreements, documents and instruments evidencing such Unsecured Indebtedness may only provide that up to 5% of the aggregate outstanding principal amount thereof be scheduled to be paid in any Fiscal Year, with the understanding that all such scheduled principal payments shall also be subject to the restriction set forth in the foregoing clause (iii); (v) with respect to the Subordinated Indebtedness, no scheduled principal payments shall be permitted until at least 180 days after the Term B Loan Maturity Date; and (vi) the agreements, documents and instruments evidencing Unsecured Indebtedness and Subordinated Indebtedness will reflect, to the Administrative Agent’s reasonable satisfaction, the restrictions and limitations set forth in this Section 6.09, such that the holders of such Subordinated Indebtedness or Unsecured Indebtedness, as applicable, shall have acknowledged in writing that the terms of such Subordinated Indebtedness or Unsecured Indebtedness shall not contravene the requirements of this Section 6.09 (including all limitations on principal payments tied to Restricted Payment availability under Section 6.07(g)), and such agreements, documents and instruments shall not be amended, modified, or waived to eliminate such requirements and acknowledgments without the Administrative Agent’s prior written consent (which may be granted or withheld in the Administrative Agent’s sole and absolute discretion); provided, that if the Administrative Agent or an Affiliate thereof holds any Unsecured Indebtedness or Subordinated Indebtedness, then, with respect to such Unsecured Indebtedness or Subordinated Indebtedness, such prior written consent shall be required from the Required Lenders, which may grant or withhold such consent in their sole and absolute discretion).  Any refinancing, replacement, extension, increase, substitution, renewal, supplement or modification of Subordinated Indebtedness or Unsecured Indebtedness shall be subject to the requirements of this Section 6.09.

SECTION 6.10              Sale and Leaseback Transactions.  No Loan Party will, or will permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions (a) in respect of which the cash consideration received for the asset or property being sold or otherwise transferred therewith is an amount not less than the fair market value of such asset or property and (b) that are consummated within 180 days after such Loan Party or such Restricted Subsidiary acquires or completes the construction of the asset or property being sold or otherwise transferred therewith.

SECTION 6.11              Financial Covenants.

(a)                                  Maximum Total Leverage Ratio.  The Borrower will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its Fiscal Quarters, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of the then most-recently ended four (4) consecutive Fiscal Quarters, all calculated for the Consolidated Financial Covenant Entities on a consolidated basis, to be greater than 3.50 to 1.00.

(b)                                 Minimum Interest Coverage Ratio.  The Borrower will not permit the Interest Coverage Ratio, determined as of the end of each of its Fiscal Quarters for the period of the then most-recently ended four (4) consecutive Fiscal Quarters, to be less than (x) 3.00 to 1.00 for the Fiscal Quarters ending June 30, 2011 and September 30, 2011, (y) 3.25 to 1.00 for the Fiscal Quarters ending December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012 and (y) thereafter, 3.50 to 1.00.

(c)                                  Minimum Consolidated Net Worth.  The Borrower will at all times maintain Consolidated Net Worth of not less than U.S. $745,800,000 plus 40% of positive Consolidated Net Income for each Fiscal Year (with no reductions being made for any negative amount in any Fiscal Year) on a cumulative basis, beginning with the Fiscal Year ending December 31, 2011; provided, however, that no portion of Consolidated Net Income corresponding with a Consolidated Financial Covenant Entity that is not a Loan Party or a Restricted Subsidiary shall be included in a computation of Minimum Consolidated Net Worth under this Section 6.11(c), other than any amount thereof that is distributed to a Loan Party or Restricted Subsidiary as a result of its ownership of Equity Interests in such other Person, which distributed amount shall be included herein.

SECTION 6.12              Change in Fiscal Year.  The Consolidated Financial Covenant Entities will not change the end of each of their Fiscal Years from December 31st without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, and with the Borrower agreeing to make such changes to the Loan Documents that are reasonably requested by the Administrative Agent to give effect to such change in Fiscal Years).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially inaccurate when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Loan Party’s existence), 5.08, 5.09 or 5.10 or Article VI;

(e)                                  any Loan Party or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                    any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or other voluntary prepayment or (ii) Indebtedness that is not yet due, if the applicable Loan Party or Restricted Subsidiary has not received written notice of default from the holder or holders of such Indebtedness or any trustee or agent on its or their behalf;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of any Loan Party or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Restricted Subsidiary or for a substantial part of its assets or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Loan Party or any Restricted Subsidiary, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     any Loan Party or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any plan of arrangement, proposal or petition or make an assignment or motion seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                     any Loan Party or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                  one or more judgments for the payment of money in an aggregate amount in excess of the U.S. Dollar Amount of U.S. $50,000,000 shall be rendered against any Loan Party or any Restricted Subsidiary or any combination thereof and shall either not be fully covered by independent third-party insurance or shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, and any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary to enforce any such judgment and such action is not stayed within 30 days;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability in excess of the U.S. Dollar Amount of U.S. $50,000,000 or the imposition of a Lien in excess of U.S. $20,000,000 under Title IV of ERISA, or a Loan Party or an ERISA Affiliate thereof shall fail to make a contribution payment to a Pension Plan on or before the applicable due date which could reasonably be expected to result in the imposition of a Lien in excess of U.S. $20,000,000 under Section 430(k) of the Code or Section 303(k) of ERISA;

(m)                               [INTENTIONALLY OMITTED];

(n)                                 a Change in Control shall occur;

(o)                                 the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided (or, if no grace period is provided in such Loan Document, such default or breach continues for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender));

(p)                                 the Loan Party Guaranty shall for any reason cease to be valid, binding and enforceable in accordance with its terms or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Party Guaranty, or any Loan Party Guarantor shall fail to comply with any of the terms or provisions of the Loan Party Guaranty and such failure has not been cured during any applicable grace period therefor (including, without limitation, by the Borrower’s removing the affected Restricted Subsidiary from its status as a Loan Party Guarantor pursuant to Section 5.09(a) hereof, to the extent the Borrower is permitted to remove such Person and only so long as no other Event of Default is then outstanding), or any Loan Party Guarantor shall deny that it has any further liability under the Loan Party Guaranty, or shall give notice to such effect;

(q)                                 any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest and Lien in any Collateral purported to be covered thereby, except as permitted by the terms of such Collateral Document, or any Collateral Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; provided, however, that no Event of Default shall occur under this clause (q) if the aggregate book value of Collateral that is required to be, but is not subject to, a first priority perfected security interest or Lien is at any time less than or equal to the U.S. Dollar Amount of U.S. $50,000,000; or

(r)                                    with respect to any Loan Document not covered by clauses (p) and (q) above, any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with the terms of such Loan Document or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any material provision of any of the Loan Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of subordination agreements in respect of Subordinated Indebtedness and the other Loan Documents, and to exercise such powers as are delegated to the

Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower; provided, that such resignation shall not affect the rights of the Administrative Agent pursuant to the Parallel Debt and the Administrative Agent shall continue to hold such rights until the effective assignment thereof by the Administrative Agent to a successor agent.  The Administrative Agent shall not be removed at any time or for any reason without its prior written consent.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.  The Administrative Agent will reasonably cooperate in assigning its rights under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under the Dutch Share Pledge to such successor agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

No Lender or Affiliate thereof identified in this Agreement as a Co-Syndication Agent, Co-Documentation Agent or Joint Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders or Affiliates thereof shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders or Affiliates thereof their respective capacities as Co-Syndication Agent, Co-Documentation Agent or Joint Lead Arranger as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Loan Party or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

The Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.  The Holders of Secured Obligations confirm that any amount irrevocably received by the Administrative Agent in satisfaction of all or part of the Dutch Parallel Debt be deemed a satisfaction of a pro rata portion of the Corresponding Obligations.

The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Sections 5.10(a)(v), 6.02(l), 9.02(c) and 9.02(e); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document (including a permitted transfer to a Restricted Subsidiary other than a Loan Party), or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of any Loan Party or any Restricted Subsidiary in respect of) all interests retained by any Loan Party or any Restricted Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The Borrower, on its behalf and on behalf of the Restricted Subsidiaries, and each Lender, on its behalf and on behalf of its affiliated Secured Parties, agrees that the Administrative Agent may determine, in its sole discretion, to not perfect a Lien in an asset of any Loan Party if the cost and expense associated with perfecting such Lien would be excessive in light of the value of such asset, or if such asset would not provide material credit support for the benefit of the Holders of Secured Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01              Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by e-mail, by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower or any Subsidiary thereof, c/o Quad Graphics, Inc., N63 W23075 State Hwy. 74, Sussex, WI 53089-2827, Attention of Kelly Vanderboom, Vice President-Treasurer, with a copy to Andrew Schiesl, Vice President, General Counsel and Secretary; Telecopy No. 414-566-9533; Telephone No. (414) 566-2464; email: Kelly.Vanderboom@qg.com for Kelly Vanderboom, and Andrew.Schiesl@qg.com for Andrew Schiesl);

(ii)                                  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Hiral Patel; Telecopy No. (888) 208-7168; Telephone No. (312) 732-6221); email address: servicing.6@jpmchase.com;

(iii)                               if to JPMorgan Chase Bank, N.A., as an Issuing Bank, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Hiral Patel; Telecopy No. (888) 208-7168; Telephone No. (312) 732-6221); email address:

servicing.6@jpmchase.com;  with respect to any other Issuing Bank, to such address as provided by such Issuing Bank to the Borrower and the Administrative Agent;

(iv)                              if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Floor 7, Chicago, IL 60603-2003, Attention of Hiral Patel; Telecopy No. (888) 208-7168; Telephone No. (312) 732-6221); email address: servicing.6@jpmchase.com; and

(v)                                 if to any other Lender, to its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender; provided, further, that the Borrower may provide notices to the Administrative Agent pursuant to Article II by e-mail.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices under Section 5.02(a) and (d), if sent by e-mail, shall also be sent by another method of communication approved under this Section 9.01.

(c)                                  Any party hereto may change its address, e-mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt during regular business hours.

SECTION 9.02              Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party or Restricted Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in Section 2.20, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the

Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)                               amend, modify or waive the requirements of Section 2.11(b), including, without limitation, solely for purposes thereof, each definition used therein or otherwise directly related thereto (such as, but not limited to, the definitions of Asset Sale Allowance, Free Cash Flow, Free Cash Flow Percentage, and Prepayment Event), without the written consent of (1) Term A Loan Lenders holding more than 50% of the aggregate principal amount of the Term A Loans at such time, (2) Term B Loan Lenders holding more than 50% of the aggregate principal amount of the Term B Loans at such time and (3) Revolving Lenders holding more than 50% of the aggregate of the Revolving Credit Exposures and unused Revolving Commitments at such time,

(iv)                              postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon (other than the waiver of default interest), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (other than with respect to the foregoing, any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11 in each case which shall require the approval of the Lenders identified in the foregoing Section 9.02(b)(iii)), without the written consent of each Lender directly affected thereby; provided, that (x) no extension of the Revolving Loan Maturity Date shall be deemed to directly affect any Term Loan Lender, and subject to the following clause (z), the only Lenders entitled to vote to extend the Revolving Loan Maturity Date shall be those Revolving Lenders directly affected thereby (with the understanding that an extension of the Revolving Loan Maturity Date shall not apply to any Revolving Lender that does not approve such extension), (y) no change in the Applicable Margin for such approving Revolving Lenders shall require the approval of any Lenders other than all such approving Revolving Lenders (which all would be subject to the same change) so long as such change does not result in the Applicable Margin for Revolving Loans and related Letter of Credit obligations held by the approving Revolving Lenders exceeding the Applicable Margin for Term B Loan Lenders, and (z) no other amendment or modification shall be made in connection with an extension of the Revolving Loan Maturity Date (including, without limitation, amendments to or modifications of covenants or Events of Default) without the approval of the Lenders otherwise required under this Section 9.02; provided, further, that (A) no extension of the Term Loan A Maturity Date shall be deemed to directly affect any Revolving Lender or Term B Loan Lender, and subject to the following clause (C), the only Lenders entitled to vote to extend the Term A Loan Maturity Date shall be those Term A Loan Lenders directly affected thereby (with the understanding that an extension of the Term A Loan Maturity Date shall not apply to any Term A Loan Lender that does not approve such extension), (B) no change in the Applicable Margin for such approving Term A Loan Lenders shall require the approval of any Lenders other than all such approving Term A Loan Lenders (which all would be subject to the same change) so long as such change does not result in the Applicable Margin for Term A Loans held by the approving Term A Loan Lenders exceeding the Applicable Margin for Term B Loan Lenders, and (C) no other amendment or modification shall be made in connection with an extension of the Term A Loan Maturity Date (including, without limitation, amendments to or modifications of covenants or Events of Default) without the approval of the Lenders otherwise required under this Section 9.02.

(v)                                 change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(vi)                              change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Revolving Commitments, the Revolving Loans and the Term Loans are included on the Effective Date),

(vii)                           release any Loan Party Guarantor that is the Borrower or a Material Domestic Subsidiary from its obligations under the Loan Party Guaranty without the written consent of each Lender; provided, that no release provided for in Section 5.09 shall require the vote of any Lender under this clause (vii), or

(viii)                        except as provided in clauses (c), (d) and (e) of this Section, except in conjunction with a release of the Borrower or a Loan Party Guarantor from the Loan Party Guaranty as permitted by this Section 9.02(b), or except as provided in any Collateral Document, release the Collateral of the Borrower or any Loan Party Guarantor that is a Material Domestic Subsidiary, without the written consent of each Lender; provided, that no release provided for in Section 5.09 shall require the vote of any Lender under this clause (viii);

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (B) no such agreement shall amend or modify Section 2.25 without the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender.  The Administrative Agent may also amend Schedule 2.01 to reflect assignments entered into pursuant to Section 9.04.

(c)                                  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to (1) release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent (with a corresponding release of the Loan Party Guarantors from the Loan Party Guaranty), (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry); provided, that there also shall be a corresponding release of a Loan Party Guarantor from the Loan Party Guaranty if such Loan Party Guarantor’s Equity Interests are the subject of such permitted sale or disposition, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII (including, if applicable, a corresponding release of a Loan Party Guarantor from the Loan Party Guaranty), and (2) take any actions deemed appropriate by it in connection with the grant by any Loan Party or any Restricted Subsidiary of Liens of the type described in clauses (c) through (o) of Section 6.02 (including without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(d)                                 If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non Consenting Lender”), then the Borrower may elect to replace a Non Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation payments due to such Non Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non Consenting Lender been prepaid on such date rather than sold to the replacement Lender. If a Non Consenting Lender is replaced pursuant to this Section 9.02(d) on or before the first anniversary of the Effective Date, then such Non Consenting Lender shall receive a replacement premium from the Borrower on the date on which it is replaced equal to 1.0% times the aggregate principal amount of Term B Loans held by such Non Consenting Lender, if any, at the time of its replacement.

(e)                                  So long as no Default is then outstanding or would result therefrom, the Administrative Agent, on its behalf and on behalf of the Holders of Secured Obligations, at the Borrower’s written request (with such written request being delivered to the Administrative

Agent and the Lenders at least 30, but not more than 60, days prior to the date of the proposed release), shall release its Liens upon the Collateral (such release, the “Collateral Release”) if (i) the Loans, as evaluated immediately after the proposed release, would be rated, on an unsecured basis and with a stable outlook, either BBB or better by S&P or Baa2 or better by Moody’s, with the applicable rating being issued no more than 60 days prior to the date on which such release is to occur, and with the Administrative Agent and the Lenders having received copies of such applicable rating from S&P or Moody’s, as the case may be, (ii) the Term B Loans and all other Obligations (other than Unliquidated Obligations) owing to the Term B Loan Lenders shall have been fully paid and satisfied (in cash) and (iii) as of the date of such release and immediately after giving effect to such release, the sum of all Indebtedness (as defined in the Senior Secured Note Agreement as in effect on the date hereof) secured by liens, other than a lien permitted pursuant to Section 5[y] (a) through (d) of Schedule II of the Senior Secured Note Agreement (as in effect on the date hereof), on any assets of the Borrower or any Subsidiary (as defined in the Senior Secured Note Agreement as in effect on the date hereof) shall not exceed 15% of Consolidated Net Worth (as defined in the Senior Secured Note Agreement as in effect on the date hereof).

SECTION 9.03              Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (including local counsel), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender (including local counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall jointly and severally indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Restricted Subsidiary, or any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct, or breach of an enforceable contractual obligation by such Indemnitee (or any affiliate thereof or their respective officers, directors, employees, employers, advisors and agents) or (ii) if the applicable loss, claim, damage, liability or expense arises solely as a result of a dispute between two or more of the Indemnitees and none of the Loan Parties or their Subsidiaries are involved in such dispute.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04              Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit),  Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the otherwise required prior written consent of the Borrower to an assignment will be deemed to have been given if the Borrower has not objected to such assignment within ten Business Days after a request for such consent;

(B)                                the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                each Issuing Bank (such consent not to be unreasonably withheld); provided that no consent therefrom shall be required for an assignment of all or any portion of a Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S$1,000,000 in respect of Term Loans and the U.S. Dollar Amount of U.S. $5,000,000 in respect of Revolving Loans unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500, such fee to be paid by either the assigning

Lender or the assignee Lender or shared between such Lenders; provided, that no such U.S. $3,500 fee shall be required to be paid in conjunction with assignments between a Lender and an Approved Fund or Affiliate thereof; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties, their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05              Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 2.21 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this

Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07              Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08              Right of Setoff.  If an Event of Default shall have occurred and be continuing, subsequent to an election by the Administrative Agent or the Required Lenders, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated), except payroll and trust accounts, at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09              Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 To the maximum extent permitted by applicable law, the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process by recognized overnight courier service, addressed as provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12              Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and each of its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13              Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14              Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.15              Disclosure.  The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Loan Party, their respective Subsidiaries or their respective Affiliates.

SECTION 9.16              Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative

Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession.  Should any Lender (other than the Administrative Agent) lawfully obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18              Subordination of Intercompany Indebtedness.  The Borrower agrees that any and all claims of the Borrower against any Loan Party with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its property shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor, including, the Loan Parties, to the extent permitted by the terms of this Agreement and the other Loan Documents.  Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any guarantor, including the Loan Parties, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Secured Obligations in those assets.  The Borrower shall not have any right to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations (other than Unliquidated Obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Secured Obligations (or any Affiliate thereof) have been terminated.  If, at any time after the occurrence and during the continuance of an Event of Default, all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such guarantor is dissolved or if substantially all of the assets of any such guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any guarantor, including the Loan Parties, to the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than Unliquidated  Obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower at any time after the occurrence and during the continuation of an Event of Default upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Secured Obligations (other than Unliquidated Obligations) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Secured Obligations (and their Affiliates), the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Holder of Secured Obligations.  If the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same.  The Borrower agrees that until the Secured Obligations (other than Unliquidated Obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Secured Obligations (and their Affiliates) have been terminated, the Borrower will not assign or transfer to any Person (other than the Administrative Agent) any claim the Borrower has or may have against any guarantor, including the Loan Parties.

ARTICLE X

Existing Credit Agreement

The Borrower, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the Indebtedness created thereunder.  Notwithstanding the foregoing, or anything to the contrary set forth herein, neither the “Canadian Borrower” nor the “Canadian Administrative Agent” (as defined in the Existing Credit Agreement) shall be a party to this Agreement as of the Effective Date or have any duties or obligations under or in connection herewith.  The commitment of each Lender that is a party to the Existing Credit Agreement shall, on the Effective Date, automatically be deemed amended and the only commitments shall be those hereunder.  Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the Effective Date (after giving effect to the payments described in clause (e) below) shall continue as Loans and Letters of Credit under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the

“Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (c) all obligations constituting “Obligations” under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date (after giving effect to the payments described in clause (e) below) shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure hereunder reflects such Lender’s ratable share of the aggregate Revolving Credit Exposures on the Effective Date, and the Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans on the terms and in the manner set forth in Section 2.16 hereof and (e) upon the effectiveness hereof, (i) all “Term Loans” outstanding under the Existing Credit Agreement, together with all accrued and unpaid interest thereon, shall be repaid in full and (ii) each Departing Lender’s “Revolving Loan Commitment” under the Existing Credit Agreement shall be terminated, each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, “Swap Obligations” and “Unliquidated Obligations” (as such terms are defined in the Existing Credit Agreement)) and each Departing Lender shall not be a Lender hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QUAD/GRAPHICS, INC.,
as the Borrower

By	/s/ Kelly A. Vanderboom
Name: Kelly A. Vanderboom
Title: Vice President & Treasurer

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Suzanne Ergastolo
Name: Suzanne Ergastolo
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Ludmila Yakovlev
Name: Ludmila Yakovlev
Title: AVP

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

BANK OF AMERICA, N.A.

By	/s/ Brian McDonald
Name: Brian McDonald
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

PNC BANK, NATIONAL ASSOCIATION

By	/s/ William J. Bowne
Name: William J. Bowne
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

BMO HARRIS BANK, N.A.

By	/s/ David C. Doran
Name: David C. Doran
Title: Vice President

By	/s/ Leo D. Freeman
Name: Leo. D. Freeman
Title: Senior VicePresident

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

ROYAL BANK OF CANADA

By	/s/ Gordon MacArthur
Name: Gordon MacArthur
Title: Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

FIFTH THIRD BANK

By	/s/ Garland F. Robeson IV
Name: Garland F. Robeson IV
Title: Assistant Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

TD BANK, N.A.

By	/s/ Marla Willner
Name: Marla Willner
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

WELLS FARGO BANK, N.A.

By	/s/ Brian Buck
Name: Brian Buck
Title: Director

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

SUNTRUST BANK

By	/s/ David Simpson
Name: David Simpson
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

MORGAN STANLEY BANK, N.A.

By	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

THE NORTHERN TRUST COMPANY

By	/s/ Patrick Cowan
Name: Patrick Cowan
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

SOVEREIGN BANK

By	/s/ Thomas Dewitt
Name: Thomas Dewitt
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Quad/Graphics, Inc.

ASSOCIATED BANK, NATIONAL ASSOCIATION

By	/s/ Brian Cota
Name: Brian Cota
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Quad/Graphics, Inc.

HSBC BANK USA, NATIONAL ASSOCIATION

By	/s/ John S. Sneed
Name: John S. Sneed
Title: Relationship Manager

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Christopher Reo Da
Name: Christopher Reo Da
Title: Vice President

By	/s/ Sanja Gazahl
Name: Sanja Gazahl
Title: Associate

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

Black Diamon CLO 2005-1 LTD.
By: Black Diamond CLO 2005-1 Advisor, L.L.C., As Its Collateral Manager

By	/s/ Stephen H. Deckoff
Name: Stephen H. Deckoff
Title: Managing Principal

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

ING INVESTMENT MANAGEMENT CLO II, LTD.

By	/s/ Jason Almiro
Name: Jason Almiro, CPA, CFA
Title: Assistant Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

NEW YORK LIFE INSURANCE COMPANY (GUARANTEED PRODUCTS) By: MacKay Shields LLC As Investment Adviser and not individually

By	/s/ Dan Roberts
Name: Dan Roberts
Title: Sr. Managing Director

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

MACKAY SHORT DURATION ALPHA FUND By: MacKay Shields LLC as Investment Adviser and not individually

By	/s/ Dan Roberts
Name: Dan Roberts
Title: Sr. Managing Director

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

NORTHROP GRUMMAN PENSION MASTER FUND By: MacKay Shields LLC as Investment Adviser and not individually

By	/s/ Dan Roberts
Name: Dan Roberts
Title: Sr. Managing Director

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

NANTUCKET CLO 1 LTD. By: Fortis Investment Management USA, Inc. as Attorney-in-Fact

By	/s/ Vanessa Ritter
Name: Vanessa Ritter
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

OCEAN TRAILS CLO I By: West Gate Horizons Advisors LLC, as Collateral Manager

By	/s/ Cheryl A. Wasilewski
Name: Cheryl A. Wasilewski
Title: Senior Credit Analyst

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

OCEAN TRAILS CLO II By: West Gate Horizons Advisors LLC, as Collateral Manager

By	/s/ Cheryl A. Wasilewski
Name: Cheryl A. Wasilewski
Title: Senior Credit Analyst

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

WATERFRONT CLO 2007-1, LTD.

By	/s/ Kevin S. Buckle
Name: Kevin S. Buckle
Title: Senior Vice President
Grandview Capital Management, LLC
As Investment Manager

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

WG HORIZONS CLO I

By:	West Gate Horizons Advisors LLC, as Manager

By	/s/ Cheryl A. Wasilewski
Name: Cheryl A. Wasilewski
Title: Senior Credit Analyst

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

PNC BANK CANADA BRANCH

By	/s/ Mike Danby
Name: Mike Danby
Title: Assistant Vice President

By	/s/ Bill Hines
Name: Bill Hines
Title: Regional President - Canada

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

UBS AG CANADA BRANCH

By	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

UBS LOAN FINANCE LLC

By	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

Signature Page to Amended and Restated Credit Agreement

Quad/Graphics, Inc.

SCHEDULE 1.01(d)

MANDATORY COST

1.                                       The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                       The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                       The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                  in relation to a Loan in Pounds Sterling:

 per cent. per annum

(b)                                 in relation to a Loan in any currency other than Pounds Sterling:

 per cent. per annum.

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)                                  “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)                                  “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)                                    “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)                                 “Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.                                       In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                       If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                       Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                 any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                      The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                                 The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.